Exhibit (h)(5)

SUB-ADMINISTRATION SERVICES AGREEMENT HSBC GLOBAL ASSET MANAGEMENT (USA) INC. and CITI FUND SERVICES OHIO, INC.

TABLE OF CONTENTS

1.	DEFINITIONS AND INTERPRETATION

2.	SERVICES AND RELATED TERMS AND CONDITIONS

3.	CLIENT COMMUNICATIONS

4.	COMPLIANCE WITH LAWS; NO ADVICE

5.	COMMUNICATIONS AND REPORTS TO CLIENTS; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

6.	SCOPE OF RESPONSIBILITY

7.	INDEMNITY

8.	FEES AND EXPENSES

9.	REPRESENTATIONS

10.	TERM AND TERMINATION

11.	GOVERNING LAW AND JURISDICTION

12.	MISCELLANEOUS

13.	INSURANCE

Schedule A	List of Funds

Schedule 1	Definitions

Schedule 2	Services

Schedule 3	Dependencies

Schedule 4	Confidentiality and Data Privacy Conditions

Exhibit A	Form of Fee Letter and Fee Schedule

Exhibit B	Form of Joinder

THIS SUB-ADMINISTRATION SERVICES AGREEMENT (the “Agreement”) is made on December 14, 2017, by and between HSBC Global Asset Management (USA) Inc. (“Client”) and Citi Fund Services Ohio, Inc., an Ohio corporation with its place of business at 3435 Stelzer Road, Columbus, Ohio 43219 (the “Service Provider” or “Citi” and, with the Client, the “Parties”).

BACKGROUND:

WHEREAS, Service Provider and the Client are currently parties to an Amended and Restated Sub-Administration Agreement dated as of January 1, 2009 (the “Prior Agreement”).

WHEREAS, Client wishes to retain Citi, subject to the supervision, direction and control of the Board of Trustees of HSBC Funds (the “Board”), to act as sub-administrator of the HSBC Funds and each of its series listed on Schedule A (the “Funds”) hereto and to furnish Client and each of the Funds with the administration services set forth in Schedule 2 hereto. Citi and Client hereby agree that Citi will perform the services upon the terms set forth in this Agreement.

WHEREAS, the Parties wish to enter into a new Sub-Administration Services Agreement.

NOW, THEREFORE, in consideration of the covenants herein contained, the Client and the Service Provider agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions. Schedule 1 contains capitalized terms that have the meanings set forth therein. Other capitalized terms used but not defined in Schedule 1 will have the meanings set forth elsewhere in this Agreement.

1.2	Interpretation.

1.2.1	The schedules, exhibits and annexes to the Agreement are expressly made a part of this Agreement. In the event of any inconsistency between this Agreement and any schedule, exhibit or annex, the relevant terms of the schedule, exhibit or annex shall prevail; provided, that no provision of any such schedule, exhibit or annex shall prevail over clause 6, Scope of Responsibility or clause 7, Indemnity, of this Agreement unless such provision specifically references such clause of this Agreement in relation to the provisions of such schedule, exhibit or annex intended to prevail over such clause.

1.2.2	The headings in this Agreement do not affect its interpretation.

1.2.3	A reference to: (i) any Party includes (where applicable) its lawful successors, permitted assigns and transferees; (ii) the singular includes the plural and vice versa; and (iii) any statute or regulation shall be construed as references to such statute or regulation as in force at the date of this Agreement and as subsequently re-enacted or revised.

2.	SERVICES AND RELATED TERMS AND CONDITIONS

2.1	Services; No Implied Duties. The Services are described in Schedule 2 (sometimes referred to as “the Service Schedule”). The Service Provider will perform the Services in accordance with and subject to the terms of this Agreement starting on the Effective Date and ending on the final day of the Term. The Services will be provided only on Business Days, and any functions or duties normally scheduled to be performed on any day that is not a Business Day will be performed on, and as of, the next Business Day. The Services will be provided only with respect to the Client and the Funds, and the Service Provider shall have no obligation to provide Services to any other Person (including any other funds) unless the Service Provider has agreed to do so in a written amendment to the Service Schedule or a Joinder, as contemplated by clause 12.1. The Service Provider is responsible for the performance of only those duties as are expressly set forth herein and in the Service Schedule. The Service Provider will have no implied duties or obligations.

2.2	Service Changes. The Service Provider will not be obliged to change the Services unless it has agreed to do so pursuant to a written amendment to the Service Schedule. Any change to the Services agreed to by the Parties (a “Service Change”) will be set forth in an amendment to the Service Schedule, which amendment must specify (i) the timeline and dependencies, and the Parties’ respective obligations, for implementing the Service Change and (ii) any implementation or additional ongoing fees and expenses that may be required to effect such Service Change. The foregoing process is the “Change Control Process.” Client requests to change the Services necessitated by a change to the Funds’ Organizational Documents, Offering Documents or Policies and Procedures, or a change in applicable Law, will be subject to the Change Control Process. Without prejudice to the Change Control Process, the Client will promptly notify the Service Provider of any changes (or pending changes) in applicable Law with respect to the Client that are relevant to the Services.

2.3	Provision of Information; Cooperation. In order to permit the Service Provider to provide the Services, the Client agrees to provide, and to cause its employees or officers and current and immediately preceding Agents to provide, to the Service Provider the information that the Service Provider may reasonably request in connection with the Services and this Agreement, including, without limitation, any Organizational Documents, Offering Documents and Policies and Procedures of the Client and any amendments thereto.

2.4	Dependencies. The Service Provider will use reasonable efforts to provide the Services while any of the Dependencies specified in Schedule 3 subsist, provided that the Service Provider shall not be obliged to incur additional costs to do so.

2.5	Client Information. As between the Parties, the Client is responsible for the accuracy and completeness of, and the Service Provider has no obligation to review for accuracy or completeness of: (i) information contained in the Funds’ Organizational Documents, Offering Documents and any Policies and Procedures (except for any data or information supplied by the Service Provider for any such documents or Policies and Procedures), and (ii) any data submitted to the Service Provider for processing by or on behalf of the Client. The Service Provider may charge the Client for additional work required to re-process any such incorrect data at its standard hourly rates or as set forth in the Fee Letter.

2.6	Use of Agents. The Service Provider is permitted to appoint Agents without the consent of the Client to perform any of the duties of the Service Provider under this Agreement; provided, however, that any Agent appointed by the Service Provider shall be the Agent of the Service Provider and not the Agent of the Client. The Service Provider will use reasonable care in the selection, oversight and continued appointment of its Agents and will be liable to the Client for any damages or losses caused by the performance or non-performance of any Agent.

2.7	Other Services and Activities; Conflicts of Interest.

2.7.1	The Client acknowledges that the Service Provider and its Affiliates may provide services, including administration, advisory, banking and lending, broker dealer and other financial services, to the Client or to other Persons. The Client also acknowledges that (i) the Service Provider may be prohibited under applicable Law or contractually from disclosing to the Client any fact or thing that may come to the knowledge of the Service Provider or such Affiliates in the course of providing such services and (ii) the Service Provider may be “walled off” from facts or things that may come to the knowledge of its Affiliates in the course of providing such services, and therefore may be unable to make any such disclosures to the Client, and Client agrees that neither the Service Provider nor such Affiliates will be required or expected under this Agreement to do so.

2.7.2	Among other things, the Service Provider or an Affiliate may receive or generate valuation information in connection with services provided to other Persons, including valuation information with respect to the portfolio securities of the Funds, and neither the Service Provider nor any Affiliate is under any obligation to disclose such information to the Client or any of the Funds’ Shareholders. The Client acknowledges that neither the Service Provider nor any Affiliate is under any obligation to use any such information to assess or verify the accuracy of any information, including valuation information, that the Service Provider receives from the Client or from any Person specified in clause 6.3.5.

2.7.3	Subject to compliance with its confidentiality obligations hereunder, the Service Provider may, in accordance with applicable Law, acquire, hold or deal with, for its own account or for the account of other Persons, any shares or securities in which the Funds are authorized to invest, and the Service Provider will not be required to account to the Client or the Funds for any profit arising therefrom.

2.8	AML/OFAC. The Client acknowledges that, unless included in the Services listed on Schedule 2, the Service Provider will not and shall have no duty or obligation to provide services relating to anti-money laundering (“AML”) compliance under the USA PATRIOT Act or compliance with any regulations or Executive Orders administered by the U.S. Treasury

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Department’s Office of Foreign Assets Control (“OFAC”) in connection with the services provided under this Agreement. Client agrees to provide or cause to be provided to the Service Provider any AML or OFAC compliance reviews or reports conducted by Client or another Person, including without limitation Funds’ Agents , such as Boston Financial Data Services, in connection with the services provided by the Service Provider under this Agreement.

3.	CLIENT COMMUNICATIONS

3.1	Authority. The Client authorizes the Service Provider to accept and act upon any communications, including Instructions and any form or document provided by an Authorized Person. The Client also authorizes the Service Provider to rely on the information and data it receives from any Persons specified in clause 6.5.5. The Client confirms that each Authorized Person is authorized to perform all lawful acts on behalf of the Client in connection with this Agreement including, but not limited to, (i) signing any agreements, declarations or other documents relating to the Services, and (ii) providing any Instruction, until the Service Provider has received written notice or other notice acceptable to it of any change of an Authorized Person and the Service Provider has had a reasonable opportunity under the circumstances to act.

3.2	Instructions and Other Client Communications. The Client and the Service Provider shall comply with security procedures agreed from time to time by the Parties or, absent such agreement, other reasonable procedures used by the Service Provider, intended to establish the origination of the communication and the authority of the person sending any communication, including any Instruction. Depending upon the method of communication used by the Client, the security procedures may constitute one or more of the following measures: unique transaction identifiers, digital signatures, encryption algorithms or other codes, multifactor authentication, user entitlements, schedule validation or such other measures as in use for the communication method by the Client.

3.3	Authentication. Provided the Service Provider complies with its security procedures (and the Service Provider reasonably believes that such security procedures are commercially reasonable), the Client agrees that the Service Provider will be entitled to treat any communication, including any Instruction, as having originated from the Authorized Person and the Service Provider may rely and act on that communication as authorized by the Client.

3.4	Errors, Duplication. The Client shall be responsible for errors or omissions made by the Client or the duplication of any Instruction by the Client.

3.5	Incomplete or Insufficient Instructions. The Service Provider may act on Instructions where the Service Provider reasonably believes the Instruction contains sufficient information. The Service Provider may decide not to act on an Instruction where it reasonably doubts its contents.

3.6	Recall, Amendment, Cancellation. If the Client requests the Service Provider to recall, cancel or amend an Instruction, the Service Provider shall, subject to applicable Law, use its reasonable efforts to comply.

3.7	MIFT. The Client expressly acknowledges that it is aware that a MIFT increases the risk of error, security, privacy issues and fraudulent activities. If the Service Provider acts on a MIFT and complies with its security procedures (provided the Service Provider reasonably believes that such security procedures are commercially reasonable), the Client shall be responsible for any costs, losses and other expenses suffered by the Client or the Service Provider (other than those costs, losses and other expenses caused as a result of the Service Provider’s negligence, willful misconduct or bad faith).

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4.	COMPLIANCE WITH LAWS; NO ADVICE

4.1	Compliance. The Service Provider will comply in all material respects with all Laws applicable to the delivery of the Services. The Client will comply in all material respects with all Laws applicable to the subject matter of the Services and the Client’s receipt of the Services. Nothing in this Agreement will oblige either Party to take any action that will breach any Law applicable to such Party, or to omit to take an action if such omission will breach any such Law. No communication from the Service Provider to the Client in connection with this Agreement or the Services should be construed as tax or legal advice, and no such communication can be used or relied upon by the Client or any other taxpayer (i) for the purpose of avoiding tax penalties under the Internal Revenue Code or otherwise or (ii) promoting, marketing or recommending to another party any transaction or matter discussed herein.

4.2	No Fiduciary etc. The Service Provider and its employees and Agents are not, under this Agreement, (i) acting as a fiduciary, certified public accountant or a broker or dealer, (ii) providing investment, accounting, valuation, legal or tax advice to the Client or any other Person, or (iii) providing investment advisory, portfolio management, risk management, depository, custodian or other similar services to the Client or any other Person. The Service Provider shall not be required under this Agreement to take any action that would require licensing or registration to provide any of the foregoing services or perform any of the foregoing functions.

4.3	Laws Applicable to the Client. The Service Provider assumes no responsibility for compliance by the Client with any Laws applicable to the Client.

5.	COMMUNICATIONS AND REPORTS TO CLIENT; RECORDS AND ACCESS; CONFIDENTIALITY; PUBLICITY

5.1	Communications and Statements. Communications, notices and invoices from the Service Provider may be sent or made available by electronic form and not in hard copy. The Client will notify the Service Provider promptly in writing of anything incorrect in an invoice or periodic accounting or other report with respect to the Services (a “Report”) and, in any case, within sixty (60) days from the date on which the invoice or Report is sent or made available to the Client. Nothing herein is intended to prevent the Client from notifying the Service Provider of any errors or corrections in an invoice or Report beyond such time, provided that the Service Provider shall not be responsible for any losses caused by such delay in notification.

5.2	Records and Access; Audits.

5.2.1	Annually, the Service Provider will provide its Service Organization Control (“SOC 1”) report issued under the Statement on Standards for Attestation Engagements No. 16 (“SSAE 16”) to the Client.

5.2.2	Subject to the prior written approval by the Client, the Client agrees that it shall pay such charges for (a) document collection, duplication, review and retrieval and (b) making the Service Provider personnel available for extraordinary periods as the Service Provider may reasonably request, in connection with audits, examinations or inspections. The Client acknowledges that such charges may include the fees and expenses of external counsel to the Service Provider.

5.2.3	[Reserved]

5.2.4	The Service Provider acknowledges that any books and records pertaining to the Client and/or Funds and maintained by Service Provider must be shared with Client and/or Fund management (or to a successor sub-administrator) upon request and at Client’s expense. Upon termination of this Agreement, the Service Provider may retain archival copies of records of the Client maintained by the Service Provider as part of the Services (“Client Records”).

5.3	Confidentiality. Responsibilities of each Party relating to the privacy and confidentiality of information are set forth in the Confidentiality and Data Privacy Conditions attached to this Agreement as Schedule 4, and the parties agree to the terms specified in Schedule 4.

5.4	Service Provider IP. The Client acknowledges that: (i) as between the Client and the Service Provider, the Service Provider is the owner of all Service Provider IP; and (ii) the Service Provider has the right to use Service Provider IP to perform services for other Service Provider customers (including services that are similar or identical to those performed for the Client). Except as specifically set forth in clause 5: (a) this Agreement does not confer upon the

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Client any right, interest, claim, or title in or to any Service Provider IP; and (b) no license (whether express or implied) is granted to the Client, by estoppel or otherwise, to any Service Provider IP.

5.5	Client IP; Licenses. The Service Provider acknowledges that, as between the Client and the Service Provider, the Client is the owner of all Client IP. The Client grants to the Service Provider a limited, non-exclusive, non-transferable, non-sublicenseable license to permit the Service Provider, its Affiliates and Agents, and its and their personnel to use the Client IP during the Term of this Agreement for the purpose of providing the Services and as otherwise contemplated by the Confidentiality and Data Privacy Conditions.

5.6	Service Provider Licenses.

5.6.1	The Service Provider grants to the Client a limited, non-exclusive, non-transferable, non-sublicenseable license during the Term of this Agreement to permit the Client’s officers, employees and Agents and Affiliates (and their officers and employees) to access those Service Provider Systems described in the Service Schedule via telecommunications lines solely for the purpose of allowing, and only to the extent necessary to allow, the Client to receive the Services. The Client will ensure that any use of access to the Service Provider Systems or Software (as described below) by the Client’s officers, employees or Agents and Affiliates (and their officers and employees) is in accordance with this Agreement and any user manuals, customer bulletins and terms and conditions of use that are related to the Service Provider Systems or the Services and created by the Service Provider from time to time (the “System Documentation”) and provided to the Client. This license does not include: (i) any right for the Client or its Agents and Affiliates or any of their officers or employees to access any data on the Service Provider Systems other than Client Records; or (ii) any license to any Software, except to the extent provided in clause 5.6.2. If there is a conflict between the terms of this Agreement and the System Documentation, the System Documentation shall prevail.

5.6.2	The receipt of certain Services identified in the Service Schedule may require the Client and its Agents and Affiliates or any of their officers or employees to directly access or use software that is owned by the Service Provider or licensed by the Service Provider from third parties (“Software”). If permitted by the underlying software license, the Service Provider grants to the Client and its Agents and Affiliates or any of their officers or employees a limited, non-exclusive, non-transferable, non-sublicenseable license, during the Term of this Agreement, to permit the Client and its Agents and Affiliates or any of their officers or employees to access and use the object code version of the Software solely for the purpose of allowing, and only to the extent necessary to allow, the Client to receive the Services. Except as authorized in writing by the Service Provider, the Client will not (and will not permit any officer, employee or Agent or Affiliate of the Client to): (i) disclose or distribute any Software (in any format) to any third party; (ii) permit any third party to access or use any Software (in any format) through any time-sharing service, service bureau, network, consortium, or other means; (iii) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the license granted in this clause 5.6.2 to any third party, whether by operation of law or otherwise; (iv) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms of any Software by any means; (v) modify or alter any Software in any manner; (vi) create derivative works based on any Software; or (vii) directly or indirectly copy any Software. Subject to the limitations and conditions set forth above, the Client may allow its Affiliates and Agents to access the Software, provided that any such Affiliate or Agent shall, if requested by Service Provider, sign an acknowledgement prepared by Service Provider describing such limitations and conditions and containing such other terms as Service Provider reasonably requires.

5.6.3	The Client will not remove (or allow to be removed) any proprietary rights notices from any Software and will display the Software name and the names, logos, trademarks, trade names, and any copyright notices of the Service Provider and the Service Provider’s licensors, as set forth thereon or reasonably requested by the Service Provider.

5.6.4	The Client will comply with all applicable use, export, and re-export restrictions and regulations with respect to any use by the Client or the Client’s officers, employees or Agents of Software delivered or made available to the Client as contemplated by this clause 5.6.

5.6.5	The Service Provider reserves all rights in the Service Provider Systems and in the Software that are not expressly granted to Client in this clause 5.6.

5.7	Service Data. Service Provider may provide Client with pricing and other data (“Service Data”) licensed from third party suppliers, including various exchanges (collectively, “Data Suppliers”).

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5.7.1	Accordingly, the Client acknowledges and agrees that Service Provider is licensed to provide such data only upon the following conditions: (i) it may not be used for any purpose independent of the service relationship established under this Agreement, and shall be used only internally by the Client and its Affiliates (except, that Client and its Affiliates may include a limited amount of Service Data (a) in Fund performance reports sent to a Fund’s Shareholders relating to a Fund’s actual investments and to a Fund’s prospective Shareholders, (b) in Offering Documents and marketing materials, and (c) in order to fulfil a legal or regulatory requirement); (ii) no other external distribution of Service Data beyond that in clause (i) is permitted; (iii) Client will permit Data Suppliers and their affiliates reasonable access to audit Client’s use of data sourced from Data Suppliers; (iv) the Data Suppliers and their affiliates shall be third-party beneficiaries of this Agreement; and, (v) the Data Suppliers and their affiliates have no liability or responsibility to Client relating to Client’s receipt or use of the data.

5.7.2	Client Distribution of Data to an Unaffiliated Subadvisor: If Client engages a subadvisor (that is not an Affiliate of the Client) to help manage certain of the Funds, then, upon consent of Service Provider, such Client may distribute the Data Supplier’s Service Data to such subadvisor; provided, however, that Client must enter into a written agreement with subadvisor which requires the subadvisor to agree: that (a) Subadvisor will only use the Service Data solely to verify the NAV calculation and not for any other purpose; and, (b) agree to the provisions set forth in clauses (ii)-(v) of Section 5.7.1 above.

5.7.3	In addition to the foregoing, a Data Supplier may specify other terms or limitations applicable to Client’s use of their data (including Data Supplier policies (the “Policies”)) and Client shall comply with such Policies. A Data Supplier may amend the Policies, without notice, from time to time. A Data Supplier may, in its discretion, (x) direct Service Provider to terminate Client’s receipt of its data for any or no reason with or without notice; and (y) require Client to enter into an agreement with it directly as a condition of your receipt of its data.

5.7.4	The termination of a license agreement allowing Service Provider to provide the Service Data or of the Client’s rights to use Service Data may adversely affect the Services, and in such event any Service Provider obligation to provide such Service Data (or related data or reports) as part of the Services shall be terminated. In such event, the Parties shall work cooperatively and in good faith to implement alternative sources for Service Data, subject to the Change Control Process.

5.7.5	Data Suppliers make no warranties, express or implied, as to merchantability, accuracy, fitness for purpose, availability, completeness, timeliness or sequencing, or any other matter, in respect of Service Data used by the Service Provider to provide the Services, and neither does the Service Provider.

5.7.6	Data Suppliers shall have no liability whatsoever to the Client in respect of Service Data used by the Service Provider to provide the Services, and neither shall the Service Provider.

5.7.7	No copyright or any other intellectual property rights in the Service Data used or provided by the Service Provider to provide the Services are transferred to the Client.

5.7.8	The Client shall not use Service Data for any illegal purpose or in any manner not specifically authorized by this Agreement.

5.7.9	If Client is located in Australia, Client hereby represents that it is a wholesale client within the meaning of s761G or s761GA of the Australian Corporations Act.

5.8	Use of Name. Without the written consent of the Client, the Service Provider may use the name of the Client or the Funds only to sign any necessary letters or other documents for and on behalf of the Client or the Funds incident to the delivery of the Services. Subject to the foregoing, neither Party will publicly display the name, trade mark or service mark of the other Party or its Affiliates without the prior written approval of the other Party.

5.9	Communications to Shareholders. Without the written approval of the Service Provider, the Client will not describe the Services or the terms or conditions of this Agreement in any communication or document intended for distribution to any Shareholder in connection with the offering or sale of shares of the Funds (an “Offering Document”); nor will the Client amend any such references to the Service Provider or the terms or conditions of this Agreement in any Offering Document that has been previously approved by the Service Provider without the Service Provider’s written approval, except as required by applicable Law. The Service Provider will not unreasonably withhold, condition or delay any of the foregoing requested approvals, provided that the Client include, upon request

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by the Service Provider, reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon. If the Services include the distribution by the Service Provider of notices or statements to Shareholders, the Service Provider may, upon advance notice to the Client, include reasonable notices describing those terms of this Agreement relating to the Service Provider and its liability and the limitations thereon; if Shareholder notices are not sent by the Service Provider but rather by the Client or some other Person, the Client will reasonably cooperate with any request by the Service Provider to include such notices. The Client shall not, in any communications with Shareholders, whether oral or written, make any representations to Shareholders stating or implying that the Service Provider is providing valuations with respect to the Funds’ portfolio securities, verifying any valuations, or verifying the existence of any assets in connection with the Funds’ portfolio securities.

6.	SCOPE OF RESPONSIBILITY

6.1	Standard of Care. Notwithstanding Section 6.2 below, the Service Provider will perform its obligations with reasonable care as determined in accordance with the standards and practices of professionals for hire providing services similar to the Services in the jurisdiction(s) in which the Service Provider performs services under this Agreement (the “Standard of Care”).

6.2	Standard of Care for the Provision of a PFO. For the provision of a Principal Financial Officer (“PFO”) as set out in Schedule 2, Section III, the Service Provider will exercise reasonable care in selecting an individual to be considered by the Board for appointment as PFO of the Funds.

6.3	Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary, including without limitation Section 6.4 below: (i) the Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful misconduct, fraud or negligence of the Service Provider or any Service Provider Agent as a result of the performance or non-performance by the Service Provider of its obligations and duties hereunder, and (ii) the Service Provider shall be liable to the Client for any damages or losses caused by the performance or non-performance of any Agent; and (iii) the Service Provider’s liability will be subject to the limitations set forth in this Agreement.

6.4	Responsibility for Losses For the Provision of a PFO: For the provision of a PFO as set out in Schedule 2, Section III, Service Provider’s only obligation is to make a qualified individual available to serve as PFO. Service Provider expressly disclaims any obligation or liability for the PFO’s performance of his or her duties once appointed. Service Provider will not be liable to the Client or the Funds for any damages or losses save for those resulting from the gross negligence, willful misconduct, bad faith or fraud of the Service Provider in selecting an individual to be considered by the Board for appointment as a PFO, and the Service Provider’s liability will be subject to the limitations set forth below.

6.5	Limitations on Liability.

6.5.1	Upon the actual knowledge by any Party of the occurrence of any event relating to the provision of Services hereunder which may cause any loss, damage or expense to the Party, the Party shall as soon as reasonably practicable (i) notify the other Party of the occurrence of such event and (ii) use its commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and to avoid continuing harm to it.

6.5.2	The Client understands and agrees that (i) the obligations and duties of the Service Provider under this Agreement are not obligations or duties of any other member of the Citi Organization and (ii) the rights of the Client with respect to the Service Provider extend only to the Service Provider and, except as provided by applicable Law, do not extend to any other member of the Citi Organization. For the avoidance of doubt, exculpatory references to the Service Provider in this clause 6 shall be deemed to include references to the directors, officers, employees, Agents and delegates of the Service Provider.

6.5.3	The Service Provider will not be liable for any failure to provide any Service in the following circumstances: (i) if any Dependency set forth in Schedule 3 is not met through no fault of the Service Provider; (ii) if the failure is at the request or with the consent of an Authorized Person; (iii) if any Law to which the Service Provider is subject prohibits or limits the performance of the Services; or (iv) if the failure results from a Force Majeure Event.

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6.5.4	Subject to compliance by the Service Provider with its obligations in clause 3.3 with respect to authentication of Instructions, the Service Provider (i) shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any Instruction or any other information it receives from or on behalf of the Client or any Agent of the Client, and (ii) shall be without liability for any loss or damage suffered by the Client or the Funds (or their Shareholders) as a result of the Service Provider’s reliance on and utilization of any such Instruction or other such information.

6.5.5	The Service Provider will not be responsible for the errors or failures to act of, or the inaccuracy or incompleteness of, any data supplied by, and have no obligation to review any data supplied by, any third party, including, without limitation, (i) Data Suppliers, (ii) clearance or settlement systems, (iii) any Persons who possess information about the Funds or their Shareholders reasonably necessary for the Service Provider to provide the Services and with whom the Service Provider is required to engage or contract in order to receive such information, including, without limitation, investment advisers, intermediaries, or custodians that service the Funds or their Shareholders and their respective Agents and employees; and (iv) third parties engaged by the Service Provider at the request of the Client to provide services to or for the benefit of the Funds or their Shareholders, and such third parties will not be considered Agents of the Service Provider for purposes of this Agreement.

6.5.6	About any matter related to the Services, the Service Provider may, upon notice to the Client, seek advice from counsel or independent accountants of its own choosing (who may provide such services to either Party). Any costs related to such advice from external counsel or independent accountants will be borne by the Client. The Service Provider will not be liable if it relies on advice of counsel or independent accountants chosen or approved by the Client or chosen by the Service Provider with reasonable care.

6.5.7	The Service Provider shall have no responsibility for the management of the investments or any other assets of the Funds.

6.5.8	Unless provided for otherwise in the Services Schedule, the Client acknowledges that: (i) the Service Provider does not provide valuations with respect to discrete securities in which the Funds may invest; (ii) the Service Provider does not verify any valuations provided to it by the Client or any other Person, and does not verify the existence of any assets in connection with Client’s securities, products or services but instead relies exclusively on information about valuations and the existence of assets provided to it by the Client, Data Suppliers and other third parties; and (iii) the Service Provider shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of discrete assets.

6.5.9	Limitation of Liability for Provision of the PFO: For the provision of a PFO as set out in Schedule 2, Section III, Service Provider’s only obligation is to make a qualified individual available to serve as PFO. Service Provider expressly disclaims any obligation or liability for the PFO’s performance of his or her duties once appointed. The Service Provider will have no implied duties or obligations. Service Provider and the Client, on behalf of itself and the Funds, shall mitigate damages for which the other may become responsible hereunder.

6.5.10	Except As Expressly Provided In This Agreement, The Service Provider Hereby Disclaims All Representations And Warranties, Express Or Implied, Made To The Client Or Any Other Person In Connection With The Services And This Agreement, Including, Without Limitation, Any Warranties Regarding Quality, Suitability Or Otherwise (Irrespective Of Any Course Of Dealing, Custom Or Usage Of Trade), Of Any Services Or Any Goods Provided Incidental To Services Provided Under This Agreement. The Client Acknowledges That It Has Not Relied On Any Oral Or Written Representation Made By The Service Provider Or Any Person On Its Behalf Other Than Those Contained In This Agreement.

6.5.11	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of The Service Provider to the Client for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever arising out of or related to this Agreement, and regardless of the form of action or legal theory, shall not exceed the aggregate total amount of fees paid to the Service Provider pursuant to the terms of this Agreement (or the Prior Agreements, as applicable) in the eighteen (18)-month period preceding the date on which such loss, claim or damage occurred.

6.5.12	Mutual Exclusion of Consequential Damages. Except for any liquidated damages agreed by the parties related to an unexcused termination of this agreement and except for any indemnification obligations of the Client or the Service Provider, (i) each party shall be liable to the other party only for direct damages for any liability arising under this Agreement and (ii) under no circumstances shall any party be liable to any other party for special or punitive damages, or indirect, incidental, consequential loss or damage, or any loss of profits, goodwill, business opportunity, business revenue

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or anticipated savings in relation to this Agreement, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether the relevant loss was foreseeable or the party has been advised of the possibility of such loss or damage, or that such loss was in contemplation of the other party.

7.	INDEMNITY

7.1	Client Indemnity of the Service Provider. The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party (including any Shareholder, or the U.S. Internal Revenue Service or any other competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign) arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

7.1.1	This Agreement, except any Loss resulting from the willful misconduct, fraud or negligence of the Service Provider or any of its Agents, in each case in connection with the Services; or

7.1.2	Any alleged untrue statement of a material fact contained in any Offering Document of the Funds or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Client or Fund by the Service Provider specifically for use in the Offering Document; or

7.1.3	Any act or omission of: (i) the Client or its Agents as a result of acting upon any Instructions of the Client; or (ii) any Data Supplier whose data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, the Service Provider must rely upon in performing its duties hereunder; or

7.1.4	Any claim or action against the designated Chief Compliance Officer as provided for under Schedule 2 to the Services Agreement.

In particular, to the extent Service Provider or any of its Affiliates pays or has paid from its own funds or is or becomes required to pay any amount that should have been, but was not deducted and withheld from a payment to the Client, or to or from the Client’s account, or any account with respect to any requirement under the Code and Treasury Regulations, any Inter-Governmental Agreement (“IGA”), or any related law or guidance interpreting or implementing the same, the Client shall indemnify Service Provider or the relevant Affiliate in respect of such amount, plus any interest and penalties thereon. The Client understands that the Service Provider is not required to contest any demand made by the U.S. Internal Revenue Service or any other governmental authority for such payment.

7.1.5	Client Indemnity of Service Provider for Provision of a PFO: The Client will indemnify the Service Provider, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Service Provider or such person in any action or proceeding between the Service Provider and the Client or between the Service Provider and any third party, including the Funds, arising from or in connection with the: (i) performance of the PFO; and, (ii) Service Provider’s selecting and making available an individual for appointment as a PFO to the Funds under Schedule 2, Section III herein (each referred to as a “Loss”), imposed on, incurred by, or asserted against the Service Provider in connection with or arising out of the following:

(i)	Schedule 2, Section III, except any Loss resulting from the gross negligence of the Service Provider, in connection with the selection by the Service Provider of an individual to be considered by the Board for appointment as an Officer; or

(ii)	the performance of the PFO, including but not limited to, any alleged untrue statement of a material fact contained in any Offering Document or arising out of or based upon any alleged omission to state a material fact required to be stated in any Offering Document or necessary to make the statements in any Offering Document not misleading, unless such statement or omission was made in reliance upon, and in conformity with,

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information furnished in writing to the Client or the Funds by the Service Provider specifically for use in the Offering Document.

7.2	Service Provider Indemnity of Client. Subject to clause 6.5.11 above, the Service Provider will indemnify the Client, its affiliates and its and their respective officers, directors, employees and representatives (each, a “Client Indemnitee”) for, and will defend and hold each Client Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by the Client or such person in any action or proceeding between the Client and any third party arising from the gross negligence, wilful misconduct or fraud of the Service Provider in connection with this Agreement.

7.3	Notification, Participation; Indemnitor Consent. Upon the assertion of a claim for which the Client or Service Provider (used in this clause only, together the (“Indemnitor”) may be required to indemnify any Indemnitee or Client Indemnitee, the Indemnitee or Client Indemnitee must promptly notify the Indemnitor of such assertion, and will keep the Indemnitor advised with respect to all developments concerning such claim; provided, that any delay or failure by the Indemnitee or Client Indemnitee in providing such notification shall only affect the Indemnitor’s obligations and duties hereunder to the extent the Indemnitor is materially prejudiced as a result of such delay or failure. The Indemnitee or Client Indemnitee shall have the option to participate in the defense of such claim, or to defend against said claim, at its own expense.

Notwithstanding the foregoing,

(i)	subject to clause (ii) below, the Indemnitee or Client Indemnitee may assume the defense of any claim at any time upon notice to the Indemnitor if (a) any such claim arises from a regulatory examination, investigation, inquiry or other regulatory action, proceeding or review of the Indemnitee or Client Indemnitee, (b) if the Indemnitee or Client Indemnitee determines that any such claim jeopardizes the Indemnitee or Client Indemnitee’s status under any registration or other governmental approval, (c) such claim is made by another client of the Indemnitee or Client Indemnitee, or (d) such claim seeks injunctive or other, similar relief that would require the Indemnitee or Client Indemnitee to take or refrain from taking any action; and

(ii)	under no circumstance shall any Indemnitee or Client Indemnitee confess any claim or make any compromise of any claim in which the Indemnitor may be required to indemnify the Indemnitee or Client Indemnitee, except with the other Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and the Indemnitor shall have no obligation or duty with respect to any such confession or compromise that is made without such consent.

8.	FEES AND EXPENSES

8.1	Fee Letter. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of the Fee Letter, together with any other amounts payable to the Service Provider under this Agreement. For the avoidance of doubt, the Service Provider will not be responsible for the fees or expenses of, and the Client will reimburse the Service Provider for any advances or payments made by the Service Provider for the benefit of the Client incident to the proper performance of the Services listed or described in the Fee Letter. If Service Changes are necessitated by changes in applicable Law with respect to the Client, Citi reserves the right to increase its fees consistent with the Service Change plan agreed by the Parties as contemplated by the Change Control Process or, in the absence of such a Service Change plan, in a fair and equitable manner taking into account the number of other Service Provider clients affected by such change (provided that before any such change is put in to effect, Client shall have agreed to such increase in writing). Except as set forth in the Fee Letter, fees and other amounts due to the Service Provider under this Agreement shall be due within ten (10) Business Days of the receipt by the Client of the invoice therefor.

8.2	Taxes. The Service Provider shall not be liable for any taxes, withheld amounts, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Client or any Shareholder, excluding taxes, if any, assessed against the Service Provider related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in the Fee Letter (if any).

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9.	REPRESENTATIONS

9.1	General. Each Party represents at the date this Agreement is entered into and any Service is used or provided that:

9.1.1	It is duly organized and in good standing in every jurisdiction where it is required so to be;

9.1.2	It has the power and authority to sign and to perform its obligations under this Agreement;

9.1.3	This Agreement is duly authorized and signed by an authorized officer of such Party and is its legal, valid and binding obligation, subject to bankruptcy, insolvency, divestiture, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties generally;

9.1.4	Any consent, authorization or instruction required in connection with its execution and performance of this Agreement has been provided by any relevant third party;

9.1.5	Any act required by any relevant Governmental Authority to be done in connection with its execution and performance of this Agreement has been or will be done (and will be renewed if necessary); and

9.1.6	The performance by such Party of its obligations under this Agreement will not violate or breach any applicable Law or contract binding on such Party.

The Service Provider’s representations and warranties in relation to clauses 9.1.2, 9.1.4 and 9.1.6 above, as relevant to the provision by Service Provider of Service Data under this Agreement, are subject to clause 5.7 of this Agreement.

9.2	Client. The Client also represents at the date this Agreement is entered into and any Service is used or provided that:

9.2.1	The Client’s decision to retain the Service Provider is not conditioned on or influenced by the amount of assets that any Affiliate of the Service Provider or any customers of the Service Provider or such Affiliates may from time to time invest in or through the Funds;

9.2.2	It is in material compliance with all Laws applicable to it, including, but not limited to, all securities, tax and commodities laws; and

9.2.3	Its entry into this Agreement is not intended to constitute a delegation of any of the functions described in clause 4.2 of this Agreement.

9.3	Service Provider. The Service Provider also represents at the date this Agreement is entered into and any Service is used or provided:

9.3.1	It has and will maintain policies and procedures reasonably designed to comply with any applicable AML/OFAC Laws, summaries of which will be provided to the Client upon request;

9.3.2	It has and will maintain (and is in material compliance with) commercially reasonable policies and procedures with respect to the selection, oversight and continued appointment of Agents, summaries of which will be provided to the Client upon request;

9.3.3	It has and will maintain (and is in material compliance with) commercially reasonable policies and procedures with respect to compliance with any applicable anti-bribery and anti-corruption Laws, summaries of which will be provided to the Client upon request;

9.3.4	It has and will maintain (and is in material compliance with) commercially reasonable policies and procedures with respect to data security, integrity, handling and storage and business continuity/disaster recovery, summaries of which will be provided to the Client upon request;

9.3.5	It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement and maintains commercially reasonable controls for the selection and training of personnel that perform duties under this Agreement; and

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9.3.6	It will have the same liability to the Client for the performance of any of its Agents as if the Service Provider were providing those services itself.

10.	TERM AND TERMINATION

10.1	Term. This Agreement will begin on the Effective Date and have an initial term of three (3) years from the Effective Date (the “Initial Term”) and will renew automatically at the end of the Initial Term for one (1) year renewal terms unless one Party gives the other Party written notice of non-renewal not less than sixty (60) days prior to the expiration of the Initial Term or the then-current renewal term, as applicable. The Initial Term and any such Renewal Term shall be the “Term” of this Agreement.

10.2	Termination. Notwithstanding the termination provisions for the provision of a PFO in schedule 2, section III, and subject to clause 10.3:

10.2.1	Either Party may terminate this Agreement, with or without cause, but only after the expiration of the Initial Term, by giving the other Party one hundred eighty (180) days’ written notice.

10.2.2	Either Party may terminate this Agreement with cause on at least thirty (30) days’ written notice to the other Party if the other party has materially breached any of its obligations hereunder (including the payments by the Client of the fees and expenses set forth in the Fee Letter); provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the breaching Party has reasonably cured such breach ; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the other Party is insolvent or has submitted a voluntary petition for administration.

10.2.3	This Agreement may be further terminated by either Party immediately in the event of:

(i)	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(ii)	either Party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable Law or regulation ; or

(iii)	the Funds are, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or accounts serviced by the Service Provider.

10.2.4	This Agreement may be terminated by the Service Provider immediately based on the Service Provider’s reasonable opinion that: (i) the Client has materially violated its obligation under clause 4.1 with respect to compliance with applicable Law; and (ii) such violation exposes the Service Provider to a material risk of loss, liability or reputational harm. If Service Provider terminates the Agreement for cause under this clause, Service Provider agrees to continue to provide the Services hereunder for a period of up to 180 days thereafter. During this 180 day period, Service Provider will not be liable to the Client for any damages or losses save for those resulting from the willful misconduct, fraud or gross negligence of the Service Provider or any Service Provider Agent as a result of the performance or non-performance by the Service Provider or any Service Provider Agent of its obligations and duties hereunder. The Service Provider’s liability will continue to be subject to the limitations set forth in this Agreement.

10.3	Termination-related Obligations. Related to termination of this Agreement:

10.3.1	During the first two (2) years of the Initial Term, if the Client has terminated this Agreement without cause or if the Service Provider has terminated this Agreement pursuant to clauses 10.2.2-10.2.4, the Client will pay the Service Provider as liquidated damages, an amount equal (i) to the monthly fee payable by the Client (or, if no such monthly fee is specified in the Fee Letter, the average monthly fees payable by the Client for the preceding six (6) months), multiplied by (ii) the number of months remaining in the Initial Term as of the effective date of such termination (“Liquidated Damages”). In the event that the Funds are, in part or in whole, liquidated, dissolved, merged into a third party, acquired by a third party, or involved in any other transaction that materially reduces the assets and/or

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accounts serviced by the Service Provider pursuant to this Agreement during the first two (2) years of the Initial Term, the liquidated damages provision set forth above will apply, and will be adjusted ratably if any of the events described above is partial. Any liquidated damages amount payable to the Service Provider will be payable on or before the date of the event that triggers the payment obligation. Inasmuch as a default by the Client will cause substantial damages to the Service Provider and because of the difficulty of estimating the damages that will result, the Parties agree that the Liquidated Damages is a reasonable forecast of probable actual loss to the Service Provider and that this sum is agreed to as liquidated damages and not as a penalty.

10.3.2	Upon termination, the Service Provider will, at the reasonable expense and written direction of the Client, transfer to the Client or any successor service provider(s) to the Client copies of all Client Records, subject to the payment by the Client of unpaid and undisputed amounts due to the Service Provider hereunder, including any Liquidated Damages. If by the termination date the Client has not given written Instructions to deliver the Client Records, the Service Provider will keep the Client Records until the Client provides such Instructions to deliver the Client Records, provided that the Service Provider will be entitled to charge the Client then-standard fees for maintaining the Client Records, and the Service Provider shall have no obligation to keep the Client records beyond six (6) months after the termination date. The Service Provider will provide no other services to or for the benefit of the Client or any successor service provider (and will not be responsible for the fees, charges or expenses of any successor service provider) in connection with the termination of this Agreement unless specifically agreed in writing by the Service Provider or as set forth in the Service Schedule or the Fee Letter.

10.4	Surviving Terms. The rights and obligations contained in clauses 2.5, 5.1, 5.3 (to the extent set forth in the CDPC), 6, 7, 8, 10.3, 11 and 12 of this Agreement will survive the termination of this Agreement.

11.	GOVERNING LAW AND JURISDICTION

11.1	Governing Law. This Agreement will be governed by and construed in accordance with the internal laws (and not the laws of conflict) of the State of New York.

11.2	Arbitration. The Parties will use reasonable efforts to resolve any dispute arising out of this Agreement through a meeting of appropriate managers from each Party. If the Parties are unable to resolve the dispute, any Party may escalate the dispute to its executives. If an executive level meeting fails to resolve the dispute within 30 days after escalation, any Party may seek any available legal relief as set forth below. To the extent permitted by applicable law, each Party agrees that any controversy arising out of or relating to this Agreement or the Services provided hereunder, shall be resolved by arbitration conducted by the American Arbitration Association (AAA) or, if AAA is not available, by a nationally recognized dispute resolution firm. Should any dispute be arbitrated, judgment upon any award rendered by the arbitrators in such proceeding may be entered in any state or federal court of competent jurisdiction located in the Borough of Manhattan, New York City.

12.	MISCELLANEOUS

12.1	Entire Agreement; Amendments. This Agreement consists exclusively of this document together with any schedules and supersedes any prior agreement related to the subject matter hereof, whether oral or written. Except as specified in this Agreement, this Agreement may only be modified by written agreement of the Client and the Service Provider, provided that an affiliate of the Client may join this Agreement as a new Client upon the execution by such new Client and the Service Provider of a mutually agreed, written joinder in the form attached hereto as Exhibit B (a “Joinder”), without the requirement that all then-current Clients execute such joinder. Any modifications to this Agreement shall be set forth in consecutive, numbered amendments.

12.2	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

12.3	Waiver of Rights. Subject to clause 5.1, no failure or delay of the Client or the Service Provider in exercising any right or remedy under this Agreement will constitute a waiver of that right. Any waiver of any right will be limited to the specific instance. The exclusion or omission of any provision or term from this Agreement will not be deemed to be a waiver of any right or remedy the Client or the Service Provider may have under applicable law.

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12.4	Recordings. The Client and the Service Provider consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

12.5	Assignment. No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Service Provider may make such assignment or transfer to (i) an Affiliate, (ii) a successor pursuant to a merger, reorganization, consolidation or sale, or (iii) an entity that acquires all or a substantial portion of the Service Provider’s assets or business that are used to provide the Services. The Service Provider agrees that, if this Agreement is assigned or transferred by the Service Provider, the Client may terminate this Agreement immediately without cause.

12.6	Headings. Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

12.7	Counterparts. This Agreement may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

12.8	Third Party Beneficiaries or Joint Venture. Except for Indemnitees contemplated by clause 7, there are no third party beneficiaries to this Agreement. This Agreement does not create a joint venture or partnership between the Parties.

12.9	Certain Communications. The Client hereby acknowledges that if it has requested the delivery of Reports, Client Records and other information processed and/or maintained by the Service Provider hereunder in an unencrypted manner, it (i) accepts the risk that such delivery means may expose such information to disclosure through media and hardware that are not within the control of the Service Provider during the delivery process, and (ii) agrees that in such circumstances neither the Service Provider nor its Affiliates or Agents shall be responsible if a Person other than the intended recipient intercepts, discovers or acts upon such a communication. Upon notice, the Service Provider may require delivery of documents referenced above in an encrypted manner.

13.	INSURANCE

13.1	The Service Provider shall provide to Client a certificate(s) of insurance or notice of election to self-insure on or before the date of this Agreement and annually thereafter, or as Client may reasonably request to demonstrate that such insurance coverage has been maintained and is in force with such insurer(s). Such certificates of insurance or notice of election to self-insure shall evidence the following minimum levels of insurance:

a)	General Liability coverage in an amount not less than one million dollars ($1,000,000) per occurrence/two million dollars ($2,000,000) annual aggregate;

b)	Umbrella Liability coverage in an amount not less than one million dollars ( $1,000,000) per occurrence and in the aggregate;

c)	Workers Compensation insurance providing the statutory benefits and not less than one million dollars ($1,000,000) of Employers Liability coverage;

d)	Errors and Omissions insurance in an amount not less than three million dollars ($3,000,000) per occurrence and annual aggregate;

e)	Fidelity Bond/Employee Dishonesty coverage in the amount of one million dollars ($1,000,000) each loss and aggregate and the Service Provider agrees to present any claim for amounts lost by Client as a result of Service Provider’s employee’s dishonesty, to its fidelity bond insurer on Client’s behalf; and

f)	Commercial Auto Liability insurance on all owned, non-owned and hired automobiles with a minimum combined limit of not less than one million dollars ($1,000,000) per occurrence.

g)	Cyber Liability Insurance coverage in the amount of one million dollars ($1,000,000) per occurrence and in the aggregate for claims involving privacy violations, information theft, damage to or destruction of electronic

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information, release of private information, alteration of electronic information and extortion and network security, as a result from the Service Provider’s access to, use, handling, storage, transmission or disposal of any data/information, regardless of whether or not it was intentional and/or unintentional.

h)	Service Provider shall have the option, either alone or in conjunction with Citigroup Inc., Service Provider’s ultimate parent corporation, or any subsidiaries or affiliates of Citigroup Inc., to maintain self-insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by Service Provider or Citigroup Inc., or provide or maintain insurance through such alternative risk management programs as Citigroup Inc. may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self-insurance”), provided the same does not thereby decrease the coverage limits set forth in Section 13.1 (a)-(g). Any self-insurance shall be deemed to contain all of the coverage terms and conditions as required in Section 13.1 (a)-(g). If Service Provider elects to self-insure, then, with respect to any claims which may result from incidents occurring during the Term, such self-insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

13.2	All of the insurance policies which may be effected and maintained by the Service Provider in accordance with this Agreement shall:

a)	include “HSBC Global Asset Management (USA) Inc., on behalf of its subsidiaries and affiliates” as an additional insured on the insurance policies (a), (b) and (f), as listed above;

b)	be non-contributing with, and apply only as primary in respect of liability arising out of services under this Agreement and not excess to, any other insurance available to Client;

c)	not be invalidated with respect to the interests of Client by reason of any breach or violation by Service Provider of the warranties, representations, declarations or conditions contained in the policies; and

d)	contain an obligation of the Service Provider to notify Client in writing not less than thirty (30) days before any adverse material change, cancellation or termination of any of the policies.

13.3	If the Service Provider hires or uses subcontractors, the Service Provider shall ensure that its subcontractors comply with, at minimum, the insurance requirements as required under this Agreement. When requested by Client, the Service Provider shall furnish certificates of insurance evidencing coverage for each subcontractor.

13.4	The amounts of insurance coverage required under this Section does not limit the responsibility of Service provider with respect to its indemnification of Client.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

SERVICE PROVIDER

CITI FUND SERVICES OHIO, INC.

By: /s/ Jay Martin

Name: Jay Martin

Title: President

Date: 12/20/17

CLIENT

HSBC GLOBAL ASSET MANAGEMENT (USA) INC.

By: /s/ Paul Dawe

Name: Paul Dawe

Title: COO

Date: 12/22/17

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SCHEDULE A

Funds

HSBC Funds

1.	HSBC U.S. Government Money Market Fund
2.	HSBC U.S. Treasury Money Market Fund
3.	HSBC Opportunity Fund
4.	HSBC Opportunity Fund (Class I)
5.	HSBC Opportunity Portfolio
6.	HSBC Emerging Markets Debt Fund
7.	HSBC Frontier Markets Fund
8.	HSBC Total Return Fund
9.	HSBC Asia ex-Japan Smaller Companies Equity Fund
10.	HSBC Global High Yield Bond Fund
11.	HSBC Global High Income Bond Fund
12.	HSBC Economic Scale Index Emerging Markets Equity Fund
13.	HSBC Global Equity Volatility Focused Fund
14.	HSBC Euro High Yield Bond Fund (USD Hedged)

Schedule 1 to Sub-Administration Services Agreement

Definitions

“Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person; for purposes hereof, “control” of a Person means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.

“Agent” means any administrative or other service provider selected and used by a Party in connection with carrying out its obligations under this Agreement, whether or not such person would be deemed an agent under principles of any applicable law.

“Agreement” means the Sub-Administration Services Agreement, including this Schedule 1 and all other schedules, exhibits and annexes thereto, as they may be properly amended from time to time.

“AML” has the meaning set forth in clause 2.8 of this Agreement.

“Business Day” means a day that the Service Provider is open for business.

“Authorized Person” means the Client or any Person that the Service Provider believes in good faith to be authorized by the Client to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such Person) and as notified to the Service Provider in a notice reasonably acceptable to the Service Provider.

“Change Control Process” has the meaning set forth in clause 2.2 of this Agreement.

“Citi Organization” means Citigroup, Inc. and any company or other entity of which Citigroup, Inc. is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of Citibank, N.A. will be a separate member of the Citigroup Organization.

“Client” has the meaning set forth in the recitals to this Agreement.

“Client IP” means: (i) all Confidential Information of the Client, (ii) Shareholder lists and all information related to Shareholders furnished to or maintained by the Service Provider in connection with this Agreement, (iii) the unique investment methods utilized by a Fund and the identities of the portfolio holdings at any time and from time to time of the Fund, and (iv) all Intellectual Property Rights of the Client (whether owned, controlled, or licensed by the Client), excluding any architecture, structures, code, data, elements, formats, or Intellectual Property Rights that: (A) are developed by or on behalf of the Service Provider based on written requirements, settings or direction given by the Client; and (B) are embodied in the Service Provider Systems or the Services.

“Client Records” has the meaning set forth in clause 5.2 of this Agreement.

“Confidential Information” has the meaning assigned thereto in the Confidentiality and Data Privacy Conditions.

“Confidentiality and Data Privacy Conditions” or “CDPC” means the confidentiality and data privacy terms attached to this Agreement as Schedule 4.

“Dependencies” has the meaning set forth in Schedule 3 to this Agreement and includes those Client items specified in Service Schedule as Dependencies.

“Effective Date” means April 1, 2016.

“Fee Letter” means a letter agreement between the Parties substantially in the form of Exhibit A of this Agreement, or in such other form agreed by the Parties, referencing this Agreement and describing the fees and expenses payable by the Client to the Service Provider in respect of the Services and this Agreement.

“Force Majeure Event” means any event due to any cause beyond the reasonable control of the Service Provider or, as applicable, any Agent of the Service Provider, such as unavailability of communications systems or Market or Reference Data, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government, or suspension or disruption of any relevant stock exchange or securities clearance system or market.

“Fund” means a separate portfolio or series of the HSBC Funds.

“Governmental Authority” means any regulatory agency, court, other governmental body or self-regulatory agency with jurisdiction over a Party.

“Indemnitee” has the meaning set forth in clause 7.1 of this Agreement

“Initial Term” has the meaning set forth in clause 10.1 of this Agreement.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Service Provider from, or reasonably believed by the Service Provider to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium as provided in this Agreement.

“Intellectual Property Rights” means all trade secrets, patents and patent applications, trade marks (whether registered or unregistered and including any acquired goodwill), service marks, trade names, business names, internet domain names, e-mail address names, copyrights (including rights in computer software), moral rights, database rights, design rights, rights in know-how, rights in confidential information, rights in inventions (whether patentable or not), rights in business processes, and all other intellectual property and proprietary rights (whether registered or unregistered, and any application for the foregoing), and all other equivalent or similar rights which may subsist anywhere in the world

“Shareholder” means any Person to whom the Funds sells shares the sale or servicing of which are supported by the Services provided under this Agreement.

“Joinder” has the meaning set forth in clause 12.1 of this Agreement.

“Laws” means any statutes, rules and regulations of any governmental authority and applicable judicial or regulatory interpretations thereof.

“Liquidated Damages” has the meaning set forth in clause 10.3.1 of this Agreement.

“Loss” has the meaning set forth in clause 7 of this Agreement.

“MIFT” means a manually initiated Instruction to effect a transfer of assets owned by the Client.

“Monthly Fee” has the meaning set forth in the Fee Letter.

“OFAC” has the meaning set forth in clause 2.8 of this Agreement.

“Offering Document” has the meaning set forth in clause 5.9 of this Agreement.

“Organizational Documents” means, for any incorporated or unincorporated entity, the documents pursuant to which the entity was formed as a legal entity, as such documents may be amended from time to time.

“Parties” means the Client and the Service Provider.

“Person” means any natural person or incorporated or unincorporated entity.

“Policies and Procedures” means the written policies and procedures of the Funds, including any such policies and procedures contained in the Organizational Documents and the Offering Documents.

“Report” has the meaning set forth in clause 5.1 of this Agreement.

“Service Change” has the meaning set forth in clause 2.2 of this Agreement.

“Service Provider IP” means: (i) all Confidential Information of Service Provider; (ii) all Intellectual Property Rights of the Service Provider (whether owned, controlled, or licensed by Service Provider); (iii) the Service Provider Systems; (iv) all modifications to the Service Provider Systems regardless of whether the Client or a Client Affiliate paid for any such modifications; and (v) all other ideas, concepts, know-how, works of authorship, inventions, and intellectual property created or conceived by the Service Provider.

“Service Provider Systems” means the systems owned or operated by the Service Provider in providing any Services hereunder, including all hardware, software and methods utilized in the operation and provision of Service Provider Systems, all Intellectual Property Rights of the Service Provider, all ancillary programs and documentation utilized in the provisioning of any Services, and all modifications thereto.

“Service Schedule” means Schedule 2 to this Agreement.

“Services” means the services set forth in the Service Schedule.

“SOC 1” has the meaning set forth in clause 5.2 of this Agreement.

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Schedule 1

“Software” has the meaning set forth in clause 5.6.2 of this Agreement.

“SSAE 16” has the meaning set forth in clause 5.2 of this Agreement.

“Standard of Care” has the meaning set forth in clause 6.1 of this Agreement.

“System Documentation” has the meaning set forth in clause 5.6.1 of this Agreement.

“Term” means the period between the Effective Date and the date this Agreement is terminated.

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Schedule 1

Schedule 2 to Sub-Administration Services Agreement

Sub-Administration Services

I.	Services

1.	Registration Statements, Financial Statements, Proxy Statements and other SEC Filings:

(a)	For each Fund, prepare for review and approval of the Client drafts of (i) the annual report to Shareholders and (ii) the semi-annual report. Subject to review and approval by the Client, file the final versions thereof on Form N-CSR with the SEC.

(b)	Prepare and file the Fund’s Form N-SAR and file all required notices pursuant to Rule 24f-2.

(c)	Assist with the layout and printing of prospectuses and the Funds’ semi-annual and annual reports to Shareholders.

(d)	Prepare and file holdings reports on Form N-Q with the SEC, as required at the end of the first and third fiscal quarters of each year.

2.	Certain Operational Matters

(a)	Calculate contractual Fund expenses and make disbursements for the Funds, including trustee and vendor fees and compensation and annual reporting of such on IRS Forms 1099-MISC and 1096, as applicable. Disbursements shall be subject to review and approval of an Authorized Person and shall be made only out of the assets of the applicable Fund.

(b)	Prepare an annual projection of the Funds’ non-asset based expense accruals prior to the beginning of each fiscal year of each Fund and monitor actual and accrued expenses.

(c)	Compute, as appropriate, each Fund’s dividend payables and dividend factors

(d)	Assist the Funds’ transfer agent with respect to the payment of dividends and other distributions to Shareholders;

(e)	Calculate performance data of the Funds for dissemination to (i) the Client, including the Board, (ii) up to six (6) information services covering the investment company industry and (iii) other parties, as requested by the Client and agreed to by Service Provider.

(f)	Assist the Client in developing appropriate portfolio compliance procedures for each Fund to monitor compliance with the 1940 Act and other relevant regulations, and provide compliance monitoring services with respect to such procedures as reasonably requested by the Client, provided that such compliance must be determinable by reference to the Fund’s accounting records.

(g)	Monitor and advise the client and the Funds on their regulated investment company status under the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder

(h)	Assist the Client and Fund Counsel in responding to routine regulatory examinations or investigations.

(i)	Monitor wash sales annually.

(j)	Prepare informational schedules for use by the Funds’ auditors in connection with such auditor’s preparation of the Funds’ tax returns

(k)	Coordinate with independent auditors concerning the Funds’ regular annual audit.

(l)	Report to the Board regarding amounts paid under Shareholder Service Agreements and maintain appropriate records in connection with services.

(m)	Upon the Client’s request, the Service Provider will assist the Client with the following: (a) semi-annual reviews of financial reports (b) revisions to policies, procedures and code of ethics, (c) preparation of responses for regulatory examinations and inquiries, and (d) layout and printing of prospectuses and semi-annual and annual reports to Shareholders.

(n)	Provide support for the Annual Prospectus Update, including, but not limited to, providing the required financial information for the filings; and

(o)	Provide support for new fund development and filings, including pro forma expense projections as well as any financial information for the initial registration statement filing.

(p)	Subject to other terms and conditions of this Services Schedule and Agreement make available appropriate individuals to serve as officers of the Funds, upon designation as such by the Board, to serve in ministerial capacities related to the services provided by Citi as determined by the Board, or as PFO of the Funds, upon designation as such by the Board subject to the provisions of this Agreement and the Citi policies referred to in this Agreement.

3.	Money Market Fund Reporting

With respect to each Fund regulated as a money market fund pursuant to Rule 2a-7 of the 1940 Act (a “Money Market Fund”), Service Provider shall:

(a)	Provide Fund’s schedules of investments for monthly posting on the Fund’s website.

(b)	Post the Fund’s schedules of investments on the Fund’s website monthly.

(c)	Prepare and file the Fund’s portfolio holdings and coordinate the compilation of other data with the Fund’s investment adviser for monthly filing with the SEC on Form N-MFP.

(d)	Provide the Fund’s portfolio holdings to the Client’s investment adviser for monthly filing with the SEC on Form N-MFP.

4.	Performance Reporting Services

From time to time, upon request of the Client, provide performance reporting services (“Performance Reporting Services”) consisting of one or more of the following:

(a)	Creation of templates for the management’s Discussion of Fund Performance (“MDFP”) section of the annual or semi-annual report;

(b)	Creation of templates for, and typesetting of, the annual and semi-annual reports, including the financial statements;

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(c)	Population of the templates with data obtained from third parties, and coordination with third parties responsible for the review of the MDFP; and

(d)	Coordination with the print vendor for final printing of the annual and semi-annual reports; and

(e)	Creation of templates, and preparation of reports to the Board.

II.	Notes and Conditions Related to Fund Administration Services

1.	With respect to any document to be filed with the SEC, the Client shall be responsible for all expenses associated with causing such document to be converted into an EDGAR format prior to filing, as well as all associated filing and other fees and expenses.

2.	If requested by the Client with respect to a fiscal period during which Service Provider served as financial administrator, Service Provider will provide a sub-certification pertaining to Service Provider’s services consistent with the requirements of the Sarbanes-Oxley Act of 2002.

III. PROVISION OF PRINCIPAL FINANCIAL OFFICER AND RELATED TERMS AND CONDITIONS

A.	Provision of Individual to Serve as a Principal Financial Officer. Subject to the other terms and conditions of this Section III of the Services Schedule, the Service Provider shall make a qualified individual available to serve as the Principal Financial Officer or under such other title to perform similar functions (the “PFO”) for the Funds.

B.	Discretion to Appoint and Remove the PFO; Client Control of the PFO. Client acknowledges and agrees that the Funds’ Board of Trustees shall have the sole and absolute discretion to appoint, or to determine not to appoint or to terminate, the services of, any person made available by the Service Provider to serve as a PFO pursuant to Section III.A above. The Client acknowledges and agrees, and represents that such individuals, when acting as a PFO, are not employees or agents of Service Provider and Service Provider shall not be responsible for their actions or omissions.

C.	Other Terms and Conditions Related to the PFO.

(i)	Individuals that Service Provider makes available as PFO need not be employees or agents of Service Provider and may be independent contractors or employees or agents of a third party, provided, however, that Service Provider agrees to promptly notify the Client if any PFO is not, or is no longer, an employee of Service Provider.

(ii)	If Service Provider can no longer secure the services of, or has decided to sever its relationship with, an individual that is currently serving as a PFO, the Client may secure such service directly in any manner deemed appropriate by the Client and the Funds. If this does not occur, Service Provider’s only obligation shall be to use reasonable efforts to make another qualified individual available to serve in the same capacity as such a PFO.

(iii)	In connection with Service Provider’s obligation to make a qualified individual available to serve as a PFO, Service Provider shall pay a level of total compensation to such person that is consistent with Service Provider’s compensation of employees having similar duties, similar seniority and qualifications, and working at the same or similar geographical location, and Service Provider shall not be required to pay compensation in any greater amount.

(iv)	If any employee of Service Provider acts as a PFO of the Funds, the Client acknowledges and agrees that any such relationship shall be subject to the internal policies of Service Provider concerning the activities of its employees and their service as officers of the Funds; if such policies prohibit any such employee from acting as a PFO of the Funds, Service Provider’s only obligation shall be to use reasonable efforts to make a non-employee available to serve in the same capacity as such a PFO.

D.	Provision of Information to PFO; Cooperation. In order to permit a PFO to act in the offices to which he or she has been appointed, the Client agrees to provide, and to use reasonable best efforts to ensure that the Funds provide, and to cause each other agent or current or immediately preceding service provider to the Client and/or the Funds (including investment advisers, intermediaries and custodians) to provide, to the PFO the information that the PFO may

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reasonably request in connection with his or her respective office, including, without limitation, any Organizational Documents, Offering Documents and Policies and Procedures of the Funds (including, as applicable, the Funds’ compliance program (the “Fund Compliance Program”) and the SOX disclosure controls and procedures (defined below)) and any amendments thereto. Client shall also make available, as reasonably requested by the PFO and at the expense of the Client, (i) the opportunity to consult with and seek instructions from the Board of the Funds and (ii) the opportunity to seek advice from the Client’s and Funds’ counsel and independent public accountants.

E.	Notices of Claims. The Client shall promptly notify the Service Provider of any claim, or issue, matter or event that would be reasonably likely to result in any claim, by the Client or the Funds, one or more Shareholder(s) or any third party which involves an allegation that a PFO failed to exercise his or her obligations to the Funds in a manner consistent with applicable Laws.

F.	Indemnification of PFO; Insurance. The Client represents, warrants, and agrees that the Funds’ Organizational Documents and/or resolutions of its Board contain mandatory indemnification provisions that are applicable to the PFO made available by Service Provider, that are designed and intended to have the effect of fully indemnifying such officer and holding the PFO harmless with respect to any claims, liabilities and costs arising out of or relating to the PFO’s service in good faith in a manner reasonably believed to be in the best interests of the Funds, except to the extent the PFO would otherwise be liable to the Funds or to its security holders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. In addition, the Client represents, warrants, and agrees that the Funds maintain insurance coverage from a reputable insurance company for the PFO under a directors and officers liability policy that is consistent with standards in the mutual fund industry taking into account the size of the Funds and each series thereof and the nature of their investment portfolio and other relevant factors.

G.	Resignation of Officers. The PFO may resign for any reason. Service Provider may terminate this Agreement for cause pursuant to Section III.I(ii), and shall have no obligation to endeavor to make available another individual to act as a PFO, if

(i)	the Funds’ Organizational Documents do not, or no longer, contain the indemnity described in Section III.F or the Funds have not secured or maintained the insurance policy described in Section III.F;

(ii)	the PFO determines, in good faith, that the Funds --

(a)	have failed (I) to establish, maintain and implement a reasonable Fund Compliance Program or (II) to secure the reasonable cooperation of those service providers to the Funds or third parties (including investment advisers and intermediaries) that are not affiliated with Service Provider with respect to the Fund Compliance Program;

(b)	have failed (I) to establish, maintain and implement reasonable written policies and procedures related to the due diligence obligations of certifying officers under the Sarbanes Oxley Act of 2002 (“SOX disclosure controls and procedures”) or (II) to secure the reasonable cooperation of those service providers to the Funds that are not affiliated with Service Provider with respect to the SOX disclosure controls and procedures;

(c)	have failed to secure and retain the services of legal counsel or independent auditors; or

(d)	have violated, or is likely to violate or be deemed by any applicable Governmental Authority to have materially violated any applicable Law, including any applicable securities Laws or the PFO, or Service Provider, has suffered a claim from a third party, or been threatened with such a claim, related to or arising out of the fact that the PFO was an officer of the Funds.

Effective immediately upon the termination or expiration of the Agreement, a PFO shall be deemed to have resigned his or her respective office, with no requirement to deliver a resignation notice to the Client or the Funds and no requirement by the Client or the Funds to deliver a termination notice.

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H.	FEES AND EXPENSES

(i)	Fee Schedule. The Client will pay all fees, expenses, charges and obligations incurred from time to time in relation to the Services in accordance with the terms of the Fee Schedule, together with any other amounts payable to the Service Provider under this Agreement.

(ii)	Expenses. In addition to paying the fees set forth in the Fee Schedule, the Client agrees to reimburse the Service Provider for all of its actual out-of-pocket expenses reasonably incurred in providing services under this Section III, including but not limited to the following: (i) all out of pocket costs incurred in connection with the provision of a PFO to the Funds under this Agreement, including travel costs for attending Board meetings, and conducting due diligence on the Funds’ investment advisers, custodian, intermediaries and other service providers (other than the Service Provider); and (ii) upon the approval of the Client or the Funds, costs to recruit a PFO.

In addition, in the event that the Service Provider is requested or authorized by the Client or the Funds, or is required by governmental regulation, summons, subpoena, investigation, examination or other legal or regulatory process, to produce documents or personnel with respect to services provided by the Service Provider to the Client and the Funds under this Agreement, the Client will, so long as the Service Provider is not the subject of the investigation or proceeding in which the information is sought, pay the Service Provider for its professional time (at its standard billing rates) and reimburse the Service Provider for its reasonable out-of-pocket expenses (including reasonable attorneys fees) incurred in responding to such requests or requirements.

I.	TERM AND TERMINATION RELATED TO THE PROVISION OF PFO SERVICES

(i)            Term. The provision of a PFO will begin on the Effective Date and shall continue until it is terminated by either Party as permitted in Section III.I(ii) below.

(ii)           Termination.

(a)	Either Party may terminate the provision of a PFO with or without cause, by provision of a written notice of (i) at least 30 days, in the case of notice from the Client to the Service Provider and (ii) at least 90 days, in the case of notice from the Service Provider to the Client.

(b)	Subject to Section III.G, the Service Provider may terminate the provision of a PFO with cause on at least thirty (30) days’ written notice to the Funds if the Client or the Funds have materially breached any of its obligations hereunder; provided, however, that (i) the termination notice will describe the breach; (ii) no such termination will be effective if, with respect to any breach that is capable of being cured prior to the date set forth in the termination notice, the Client has reasonably cured such breach; and (iii) subject to applicable Law, no such thirty (30) day notice period shall be required in the event the Client or the Funds become insolvent or has submitted a voluntary petition for administration.

(c)	The provision of a PFO may be further terminated by either Party immediately in the event of:

(a)	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or the Funds or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

(b)	the other Party no longer being permitted or able to perform its obligations under this Section III pursuant to applicable law or regulation.

(d)	Notwithstanding the foregoing, the provision of a PFO shall terminate automatically, with no further action required by either Party, immediately upon the expiration or termination of the Agreement.

(iii)          Surviving Terms. The rights and obligations contained in Section III.I will survive the termination of this Agreement.

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Schedule 2

Schedule 3 to Sub-Administration Services Agreement

Dependencies

The Service Provider’s delivery of the Services and its other obligations in connection with the Agreement are dependent upon:

1.	The Client and its employees, agents, subcontractors, predecessor service providers and other Persons that are not employees or Agents of the Service Provider whose cooperation is reasonably required for the Service Provider to provide the Services and meet its obligations under any implementation plan agreed by the Parties (including, without limitation, investment advisors, custodians, and intermediaries) providing cooperation, information and, as applicable, Instructions to the Service Provider promptly, in agreed formats, by agreed media and within agreed timeframes as required to allow the Service Provider to (i) provide the Services, (ii) meet its obligations under any implementation plan agreed by the Parties, (iii) meet its other obligations under the Agreement, and (iv) resolve or reconcile discrepancies between or among data sources.

2.	The communications systems operated by the Client and third parties (other than Agents) in respect of activities that interface with the Services remaining fully operational.

3.	The authority, accuracy, truth and completeness of any information or data provided by the Client and its employees, current and predecessor Agents and other Persons (including, without limitation, investment advisors, custodians, and intermediaries) that is reasonably requested by the Service Provider or is otherwise provided to the Service Provider.

4.	The Client informing the Service Provider on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

5.	Without limitation to the foregoing, in connection with any implementation plan or Service Change Plan agreed by the Parties, Dependencies shall include:

5.1.	The Client agreeing to Service Change plan or, if applicable, implementation plan proposed by the Service Provider in a timely manner or negotiating changes in good faith and with reasonable promptness and diligence.

5.2.	The Client satisfactorily completing in a timely fashion (including any deadlines imposed under the such Service Change plan or implementation plan) any software development, connectivity, or other obligations required to be completed by the Client or its Agents in order for the Service Provider to satisfy its obligations under such Service Change plan or implementation plan or perform the Services (unless such delay is caused by a failure of the Service Provider or an employee or Agent of the Service Provider, to complete in a timely manner any obligation of the Service Provider thereunder or otherwise, the completion of which by the Service Provider is not dependent upon another Dependency).

5.3.	Timely delivery of technical data details and internal information of the Client, as reasonably requested by the Service Provider.

5.4.	The Client meeting any obligations mutually agreed in writing in connection any such testing plans.

5.5.	With respect to any functions or activities that are subject to acceptance testing by the Client in connection with any such Service Change plan or implementation plan, the timely delivery to the Service Provider of acceptance feedback and final acceptance, provided that with respect to any final acceptance the work and output meets any mutually agreed business, functional and technical requirements specifications in all material respects.

Schedule 4 to Services Agreement

Confidentiality and Data Privacy Conditions

1.	Introduction. These Conditions form part of the Services Agreement (the “Agreement”) that applies between the Client and the Service Provider in relation to the provision of Services to the Client pursuant to the Agreement. The purpose of these Conditions is to set out each Party’s obligations in relation to Confidential Information and Personal Data received from the other Party in connection with the provision of Services under the Agreement. Some provisions of these Conditions are region-specific and will only apply in respect of the regions or countries specified. In some countries, further country-specific terms are required, and these will be included in the local conditions for that country provided in writing to the Client.

2.	Protection of Confidential Information. The Receiving Party will treat the Disclosing Party’s Confidential Information as confidential in accordance with the terms hereof and exercise at least the same degree of care with respect to the Disclosing Party’s Confidential Information that the Receiving Party exercises to protect its own Confidential Information of a similar nature, and in any event, no less than reasonable care.

3.	Use and disclosure of Confidential Information. The Disclosing Party hereby grants the Receiving Party the right to use and disclose the Disclosing Party’s Confidential Information to the extent necessary to accomplish the relevant Permitted Purposes and as otherwise expressly set forth in these Conditions. The Receiving Party will only use and disclose the Disclosing Party’s Confidential Information to the extent permitted in these Conditions.

4.	Exceptions to confidentiality. Notwithstanding anything in these Conditions to the contrary, the restrictions on the use and disclosure of Confidential Information in these Conditions do not apply to information that: (i) is in or enters the public domain other than as a result of the act or omission of the Receiving Party or its Affiliates, or their respective Representatives, in breach of these Conditions; (ii) is obtained by the Receiving Party from a third party believed by the Receiving Party to have authority to provide it or already known by the Receiving Party, in each case without notice of any obligation to maintain it as confidential; (iii) was independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information; (iv) an Authorized Persons has agreed that the Receiving Party may disclose it, or (v) constitutes Anonymized and/or Aggregated Data.

5.	Authorized disclosures

5.1	Affiliates and Representatives. The Receiving Party may disclose the Disclosing Party’s Confidential Information to Receiving Party’s Affiliates and to those of the Receiving Party’s and its Affiliates’ respective Representatives who have a “need to know” such Confidential Information, although only to the extent necessary to fulfil the relevant Permitted Purposes. The Receiving Party shall ensure that any of its Affiliates and such Representatives to whom the Disclosing Party’s Confidential Information is disclosed pursuant to this Condition 5.1 shall be bound to treat such Confidential Information as confidential and to use it for only the relevant Permitted Purposes.

5.2	Other disclosures. Service Provider Recipients may: (i) disclose the Client’s Confidential Information to such parties as may be designated by the Client (for example, the Client’s shared service centre) and to Client Affiliates; and (ii) disclose the Client’s Confidential Information to Payment Infrastructure Providers and Securities Infrastructure Providers on a confidential basis to the extent necessary for the provision of the Services under the Agreement.

5.3	Payment reconciliation. When the Client instructs the Service Provider to process, investigate or reconcile a payment or transaction between an account of the Client or one of its customers and a third party’s account, the Service Provider may disclose to the third party the Client’s name, address and account number (and such other Client Confidential Information as may be reasonably required by the third party to effect such payments or transaction, respond to requests from information about such payments or transactions, or perform payment or transaction reconciliations).

5.4	Legal and regulatory disclosure. The Receiving Party (and, where the Service Provider is the Receiving Party, Service Provider Recipients, Payment Infrastructure Providers and Securities Infrastructure Providers) may disclose the Disclosing Party’s Confidential Information pursuant to legal process, or pursuant to any other foreign or domestic legal and/or regulatory obligation or request, or agreement entered into by any of them and any governmental authority, domestic or foreign, or between or among any two or more domestic or foreign governmental authorities, including disclosure to courts, tribunals, and/or legal, regulatory, tax and government authorities, and persons from whom they receive or to whom they make, process, administer or reconcile payments or other financial transactions on behalf of the Disclosing Party.

6.	Retention and deletion. On termination of the Agreement, each of the Client and Service Provider Recipients shall be entitled to retain and use the other party’s Confidential Information, subject to the confidentiality and security obligations herein, for legal, regulatory, audit and internal compliance purposes and in accordance with their internal records management policies to the extent that this is permissible under laws and regulations applicable to the Receiving Party, but shall otherwise take all reasonable steps to securely destroy or delete such Confidential Information. Notwithstanding the foregoing, the Receiving Party shall not be obliged to destroy electronic records.

7.	Data privacy and security

7.1	Compliance with law. The Receiving Party will comply with local data protection laws and regulations applicable to the Receiving Party in Processing Disclosing Party Personal Data in connection with the provision or receipt of Services under the Agreement.

7.2	Confidentiality and security. The Service Provider will, and will use reasonable efforts to ensure that Service Provider Affiliates and Third Party Service Providers will implement and maintain reasonable and appropriate technical, physical, administrative and organizational security measures, in accordance with Condition 7.1 herein, to protect Client Personal Data. Such Service Provider security measures will be reasonably designed to safeguard Client Personal Data that is within its custody or control against unauthorized or unlawful Processing, accidental destruction or loss. The Service Provider shall notify Client in the case of a Security Incident in accordance with Condition 8 herein.

7.3	Purpose limitation. The Client hereby authorizes and instructs the Service Provider to Process Client Personal Data in accordance with and as permitted by these Conditions and to the extent reasonably required for the relevant Permitted Purposes for the period of time reasonably necessary for the relevant Permitted Purposes. The Service Provider shall not Process Client Personal Data for any other purpose unless expressly authorized or instructed by the Client.

7.4	International transfer. Service Provider warrants and represents that any authorized disclosure of Disclosing Party Personal Data to recipients located outside of the United States will offer a level of protection for that data that is as high as the level of protection in the country in which Service Provider is established.

7.5	Consent and warranty. To the extent that the Client is the Data Subject of Client Personal Data Processed by the Service Provider, then the Client consents to the Service Provider’s Processing of all of such Client Personal Data as described in Conditions 3 to 7. To the extent that the Service Provider Processes Client Personal Data about other Data Subjects (for example, the Client’s personnel or Related Parties or the Client’s customers), the Client warrants that to the extent required by applicable law or regulation it has provided notice to and obtained consent from such Data Subjects in relation to the Service Provider’s (and its AffIliates’ and Third Party Service Providers’) Processing of their Personal Data as described in those Conditions (and will provide such notice or obtain such consent in advance of providing similar information for such Processing to the Service Provider of such Affiliates or Third Party Service Providers in future). The Client further warrants that any such consent has been granted by these Data Subjects for the period reasonably required for the realisation of the relevant Permitted Purposes. The parties acknowledge and agree that the above consent may not be required if the Processing is necessary for the performance of obligations resulting from a contract with the Data Subject or imposed by law, or for the purposes of legitimate interests pursued by the Service Provider or a person to whom the Client Personal Data are disclosed which are not outweighed by prejudice to the rights, freedoms or legitimate interests of the Data Subjects or (other than where the Service Provider is established in Austria and/or the Czech Republic) for the Processing of information relating to persons other than living individuals. Service Provider’s Affiliates and Third Party Service Providers shall be third party beneficiaries of the Client’s warranties in this Condition 7.5.

7.6	Employee reliability and training. The Service Provider will take reasonable steps to ensure the reliability of its employees (including consultants, agents and subcontractors) who will have access to Client Personal Data and will ensure that those of its employees who are involved in the Processing of Client Personal Data have undergone appropriate training in the care, protection and handling of Personal Data.

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7.7	Audit. The Service Provider shall provide the Client with such information as is reasonably requested by the Client to enable the Client to satisfy itself of the Service Provider’s compliance with its obligations under Condition 7.2 (Confidentiality and security) Nothing in this Condition 7.7 shall have the effect of requiring the Service Provider, its Affiliates or any Third Party Service Provider to provide information that may cause it to breach its respective confidentiality obligations to third parties or its respective internal data security and confidentiality policies and procedures.

8.	Security Incidents. If the Service Provider becomes aware of a Security Incident, the Service Provider will investigate and remediate the effects of the Security Incident in accordance with its internal policies and procedures and the requirements of law and regulation applicable to Service Provider. The Service Provider will notify the Client of any Security Incident as soon as reasonably practicable after the Service Provider becomes aware of a Security Incident, unless the Service Provider is subject to a legal or regulatory constraint, or if it would compromise the Service Provider’s investigation. The parties agree that where the Service Provider has no direct contractual relationship with Data Subjects whose data have been compromised in a Security Incident, the Client will be responsible for making any notifications to regulators and individuals that are required under applicable data protection law or regulation. The Service Provider will provide reasonable information and assistance to the Client to help the Client to meet its obligations to Data Subjects and regulators. Neither the Service Provider nor the Client will issue press or media statements or comments in connection with the Security Incident that name the other party unless it has obtained the other party’s prior written consent.

9.	Definitions. Capitalised terms used in these Conditions shall have the meanings given to them in the Services Agreement or as set out below:

“Affiliate” means either a Service Provider Affiliate or a Client Affiliate, as the context may require;

“Anonymized and/or Aggregated Data” means information relating to the Disclosing Party or its Related Parties (or, in the case of Client, its customers) received or generated by the Receiving Party in connection with the provision or receipt of the Services under the Agreement and in respect of which all personal identifiers have been removed, and/or which has been aggregated with other data, in both cases such that the data cannot identify the Disclosing Party, its Affiliates or Related Parties or their respective customers or Representatives, or a natural person;

“Conditions” means these Confidentiality and Data Privacy Conditions;

“Confidential Information” means:

(A)	where the Disclosing Party is the Client or a Client Affiliate, or any of their respective Representatives: information relating to the Client or Client Affiliates or their respective Representatives or Related Parties received by Service Provider Recipients in the course of providing Services under the Agreement to the Client, including all Client Personal Data, Client’s transactional information, and any other information that is either designated by the Client as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature; or

(B)	where the Disclosing Party is the Service Provider or a Service Provider Affiliate, or any of their respective Representatives or Third Party Service Providers or technology or data licensors: information relating to the Service Provider or Service Provider Affiliates or their respective Representatives, Third Party Service Providers or technology or data licensors, received or accessed by the Client, Client Affiliates and their respective Representatives in connection with the receipt of Services under the Agreement, including Service Provider Personal Data, information relating to the Service Provider’s products and services and the terms and conditions on which they are provided, technology (including software, the form and format of reports and on-line computer screens), pricing information, internal policies, operational procedures and any other information that is either designated by the Service Provider as confidential at the time of disclosure or that a reasonable person would consider to be of a confidential or proprietary nature;

“Control” means that an entity possesses directly or indirectly the power to direct or cause the direction of the management and policies of the other entity, whether through the ownership of voting shares, by contract or otherwise;

“Client Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by, or is under common Control with Client, and any branch thereof, including, without limitation, if the Client is an investment adviser or other financial institution, pooled investment vehicles managed or sponsored by the Client with respect to which Service Provider provides Services under the Agreement;

“Client Personal Data” means Personal Data relating to a Data Subject received by or on behalf of the Service Provider from the Client, Client Affiliates and their respective Representatives and Related Parties in the course of providing Services under the

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Agreement to the Client. Client Personal Data may include names, contact details, identification and verification information, nationality and residency information, taxpayer identification numbers, voiceprints, Service Provider account and transactional information (where legally permissible), to the extent that these amount to Personal Data under applicable local data protection or data privacy law;

“Data Subject” means a natural person who is identified, or who can be identified directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law with respect to such natural person. For the purpose of these Conditions, Data Subjects may be the Client, Client Affiliates, the Service Provider, their personnel, Related Parties, customers of the Client, suppliers, payment remitters, payment beneficiaries or other persons;

“Disclosing Party” means a party to the Agreement that discloses Confidential Information to the other party;

“Disclosing Party Personal Data” means Personal Data provided by or on behalf of the Disclosing Party to the Receiving Party in the course of the provision or receipt of the Services under the Agreement;

“Payment Infrastructure Provider” means a payments clearance system or other third party which forms part of a payment system infrastructure, including without limitation communications, clearing or payment systems and intermediary banks or correspondent banks who are not agents of the Service Provider;

“Permitted Purposes” in relation to the Service Provider’s use of Client’s Confidential Information means the following purposes: (i) to provide Services under the Agreement to the Client and, where contemplated by the Agreement, the Client’s Affiliates and Related Parties, in accordance with the Agreement; (ii) to undertake activities related to the provision of Services under the Agreement, such as, by way of non-exhaustive example: (a) to fulfil foreign and domestic legal, regulatory and compliance requirements (including US anti-money laundering obligations applicable to the Service Providers and its Affiliates) and comply with any law applicable to any of the Service Provider, Service Provider Affiliates and their respective Third Party Service Providers; (b) to verify the identity of Client representatives who contact the Service Provider or may be contacted by the Service Provider; (c) for risk assessment, statistical, trend analysis and planning purposes; (d) to monitor and record calls and electronic communications with the Client and its Affiliates and Related Parties and their respective Representatives for quality, training, investigation and fraud prevention purposes; (d) for crime detection, prevention, investigation and prosecution; (e) to enforce or defend the Service Provider’s, its Affiliates’ and Third Party Service Providers’ rights; and (f) to manage the Service Provider’s relationship with the Client and, where Services may be consumed by them as contemplated by the Agreement, the Client’s Affiliates and Related Parties, which may include providing information to Client and Client Affiliates and Client’s Related Parties about the Service Provider’s and Service Provider Affiliates’ products and services; and (iii) the purposes set out in Condition 5 (Authorized disclosures);

“Permitted Purposes” in relation to the Client’s use of the Service Provider’s Confidential Information means the following purposes: to enjoy the benefit of, enforce or defend its rights and perform its obligations in connection with the receipt of Services from the Service Provider in accordance with the Conditions, and to manage the Client’s relationship with the Service Provider;

“Personal Data” means any information that can be used, directly or indirectly, alone or in combination with other information, to identify an individual, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law;

“Processing” of Personal Data means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as collection, recording, organization, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, blocking, erasure or destruction, or, if different, the meaning given to this term or nearest equivalent term under applicable local data protection or data privacy law with respect to such Personal Data;

“Receiving Party” means a party to the Agreement that receives Confidential Information from the other party to the Agreement;

“Related Party” means any natural person or entity, or branch thereof, that: (i) owns, directly or indirectly, stock of the Client, if the Client is a corporation, (ii) owns, directly or indirectly, profits, interests or capital interests in the Client, if the Client is a partnership, (iii) is treated as the owner of the Client, if the Client is a “grantor trust” under sections 671 through 679 of the United States Internal Revenue Code or is of equivalent status under any similar law of any jurisdiction, domestic or foreign, (iv) holds, directly or indirectly, beneficial interests in the Client, if the Client is a trust; or (v) exercises control over the Client directly or indirectly through ownership or any arrangement or other means, if the Client is an entity, including (a) a settlor, protector or beneficiary of a trust, (b) a person who ultimately has a controlling interest in the Client, (c) a person who exercises control over the Client through other means, such as manager of a limited liability company or a general partner of a

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4

partnership, or (d) the senior managing official of the Client; or (vi) an investment adviser that provides services to or for the benefit of Client or a Client Affiliate.

“Representatives” means a party’s officers, directors, employees, agents, representatives, professional advisers and Third Party Service Providers;

“Securities Infrastructure Provider” means a securities exchange or settlement system or other third party which forms part of a securities settlement infrastructure, including without limitation communications, clearing or payment systems and brokers, dealers and banks;

“Security Incident” means an incident whereby the confidentiality of Disclosing PartyPersonal Data within Receiving Party’s custody or control has been materially compromised so as to pose a reasonable likelihood of harm to the Data Subjects involved;

“Service Provider Affiliate” means any entity, present or future, that directly or indirectly Controls, is Controlled by or is under common Control with the Service Provider, and any branch or representative offices thereof, including Citibank, N.A. and Citigroup Technologies, Inc.;

“Service Provider Personal Data” means Personal Data relating to a Data Subject received by the Client from the Service Provider, Service Provider Affiliates and/or their respective Representatives or Third Party Service Providers in the course of receiving Services under the Agreement from the Service Provider or such Service Provider Affiliates and/or Representatives or Third Party Service Providers. Service Provider Personal Data may include names and contact details, to the extent that these amount to Personal Data under applicable local data protection or data privacy law;

“Service Provider Recipients” means the Service Provider, Service Provider Affiliates and their respective Representatives and Third Party Service Providers; and

“Third Party Service Provider” means a third party reasonably selected by the Receiving Party or its Affiliate to provide services to it and who is not a Payment Infrastructure Provider or Securities Infrastructure Provider. Examples of Third Party Service Providers include technology service providers, business process outsourcing service providers and call centre service providers.

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5

Exhibit A

Form of Fee Letter

To:	HSBC Global Asset Management (USA), Inc.

Date:	December 14, 2017

Dear Rich,

We are writing to confirm the following fees which relate to the Services to be provided under the Sub-Administration Services Agreement dated December 14, 2017 between the Client(s) and the Services Provider. Capitalized terms used but not defined herein shall have the meaning given to them in the Sub-Administration Services Agreement.

Client agrees to pay all fees, charges, and obligations incurred from time-to-time for any services pursuant to the Sub-Administration Services Agreement as determined in accordance with the terms of the fee schedule attached hereto as Attachment 1 (the “Fee Schedule”), the Services Agreement, and as may otherwise be agreed in writing from time-to-time between the Parties.

This fee letter may be executed in several counterparts, each of which will be an original, but all of which together will constitute one and the same agreement.

By signing the acknowledgment below, you agree to this fee letter and the Fee Schedule. Please return a signed duplicate of this fee letter to Legal Department, HSBC Global Asset Management (USA) Inc. at 452 Fifth Avenue, New York, NY 10018.

Sincerely,

Jay Martin
President, Citi Fund Services Ohio, Inc

ACKNOWLEDGED AND AGREED TO:

HSBC Global Asset Management (USA) Inc.

By:
Title:
Date:
HSBC Global Asset Management (USA), Inc.

Attachment 1 to Fee Letter

Fee Schedule

SUB-ADMINISTRATION SERVICES AGREEMENT

Fees and Expenses

Fees

Client shall pay to Citi on the first business day of each month, or at such times as Citi shall request, fees for the services provided under this Agreement as follows:

On incremental net assets of	Basis points
$0 - $10 billion	2.0
> $10 billion - $20 billion	1.50
> $20 billion - $50 billion	0.65
> $50 billion	0.45

Net assets shall be aggregated across all Funds to determine a total fee for all Funds, and each Fund shall be charged its pro rata share of such fee based on the ratio of its net assets to the aggregate net assets of all Funds. Assets in any Fund (a “Feeder Fund”) that invests in another Fund (a “Master Fund”) shall be counted (and a fee charged thereon) in either the Feeder Fund or the Master Fund, but not both, provided that fees on such assets may be apportioned between the Feeder Fund and the Master Fund. For purposes of determining the fees payable for administrative services, the value of each Fund’s net assets shall be computed in the manner described in such Fund’s governing documents (e.g., Memorandum and Articles of Association, Declaration of Trust, etc.) or in its offering documents (e.g., Prospectus or Statement of Additional Information, etc.) as from time to time in effect for the computation of the value of such net assets in connection with the purchase and redemption of shares.

Performance and Composition Services

As compensation for the Performance Reporting Services provided from time to time, the Client shall pay the fees and rates agreed upon at the time a request is made for such Performance Reporting Services. Service Provider shall provide the Client with a proposal approximately six (6) weeks prior to the end of the Client’s fiscal year, and the Client shall advise Service Provider of the Client’s acceptance of such proposal within two (2) weeks of submission thereof. A quote shall be provided upon request and shall be based upon the following schedule of fees:

Monthly Performance Reports (Marketing Slicks)	$350—$1,000 (defined by content)
Quarterly Performance Reports (Marketing Slicks)	$350 per page

Creative Direction and Design

Creation/Design of Cover Artwork	$500.00	Flat fee
Creation/Design of Book Style	$1,000.00	Flat fee

Editorial Services

Freelance writing services can be acquired to write the Chairman’s Letter, Shareholder Letter and Management’s Discussion of Fund Performance sections. These services are supplied by freelance writers and their fees are in addition to Service Provider’s fees. These fees are listed below:

Preparation of Chairman’s Letter/Shareholder Letter – Interview with Chairman (or other officer) -Topics include performance, strategy, outlook, news. Fee includes one draft letter (estimated 1300 to 1700 words) and one set of revisions per client comments.	$1,250.00

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Exhibit A to Services Agreement

Preparation of Management’s Discussion of Fund Performance - Interview with Fund Manager via telephone or email. Fee includes one draft fund write up (estimated 425 words) and one set of revisions per client comments. Amount quoted is per Portfolio.	$425.00

Board Book Graphics Materials - Composition Charges
Production Designer Project Management fee	$135 per hour
New Set Page (From Supplied File Copy)
Convert and Develop Graphic Format For Graphical
Representation of Tabular Pages	$75 per page
New Set Page (from supplied file copy) Text Pages	$25 per page
New Chart (from supplied file copy)	$90 per chart

Coordination Charges

The Coordination charges include the following services: Coordination with all Service Provider internal and external contacts (Service Provider Research and Financial Administration, Investment Adviser and/or portfolio managers to provide all required research data; Distributor Compliance to ensure FINRA-related review, approval and filing (if necessary); Fund Counsel; Portfolio independent registered public accounting firm); all editorial services and coordination with the print vendor to verify that the client-requested stylistic criteria has been met.

Chairman’s/Shareholder Letter and 1 Portfolio	$3,000	Flat fee
Each additional Portfolio	$500	Per Portfolio

Typesetting - Initial Composition

New set page (from disk)	$45.00	per page
New set page (from hardcopy)	$45.00	per page
Quick Turnaround (QTA)/Rush Charges	$15.00	per page in addition to new set charge
Quick Turnaround (QTA)/Rush Charges Graphs	$20.00	per page in addition to new set charge

Creation/Design of Cover Artwork	$500 Flat fee
Creation/Design of Book Style	$1,000 Flat fee

Typesetting - Initial Composition of Fiscal Reports and Annual Updates
Annual/Semi Report - Composition Charges
Prospectus - Composition Charges
Service Provider provides two options for production of Fiscal and Annual Reports:
Option 1: Unlimited alterations to your report (see below for price list).
Option 2: Charge for alteration cycles to your report (see below for price list).
Full estimates based on page count can be provided upon request.
Option 1 - Initial Composition
Typesetting includes setup and unlimited alteration cycles	$90 per page (pg)
Option 1 - Charting
New Chart includes setup and unlimited alteration cycles	$65 per chart
Option 2 - Initial Composition
New set page (Using Existing Style Pages) includes 1 alteration cycle	$45 pg
Typesetting - Alteration Cycle (Service Price List)
Standard Turn (24 hours Light Edits)	$25 pg
Standard Turn (24 hours Medium Edits)	$25 pg
Standard Turn (24 hours Heavy Edits)	$30 pg
Same Day Turn (4 - 8 hours Light Edits)	$30 pg
Same Day Turn (4 - 8 hours Medium Edits)	$30 pg
Same Day Turn (4 - 8 hours Heavy Edits)	$35 pg
Same Day Turn (under 4 hours Light Edits)	$35 pg
Same Day Turn (under 4 hours Medium Edits)	$35 pg

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Exhibit A to Services Agreement

Same Day Turn (under 4 hours Heavy Edits)	$40 pg
Option 2 - Charting
New set chart	$65 chart
Charting - Alteration Cycle (Service Price List)
Standard Turn (24 hours Light Edits)	$25 chart
Standard Turn (24 hours Medium Edits)	$25 chart
Standard Turn (24 hours Heavy Edits)	$25 chart
Same Day Turn (4 - 8 hours Light Edits)	$27 chart
Same Day Turn (4 - 8 hours Medium Edits)	$27 chart
Same Day Turn (4 - 8 hours Heavy Edits)	$27 chart
Same Day Turn (under 4 hours Light Edits)	$30 chart
Same Day Turn (under 4 hours Medium Edits)	$30 chart
Same Day Turn (under 4 hours Heavy Edits)	$30 chart
Ancillary Items Included At No Additional Fee
Blacklining edits	N/C
Electronic Bookproofs	N/C
PDF generation for additional rounds of proofs from typesetting department	N/C
E-Mail distribution of each round of proofs from typesetting department	N/C
Blacklining edits	N/C

Rush/QTA charges:

Service Provider charges these as a ‘per page’ premium that is added onto whatever the normal charge for an action would have been. Only pages, which are specifically requested for ‘Rush’ turn, are billed as such.

Alterations:

Service Provider’s standard alterations (“alt”) turn cycles are stated as 24 hrs. For normal sized documents, the expectation is that alterations received by close of-business will be completed and proofed by the following day. For same-day alts, Service Provider does differentiate along specific windows of time. If same-day alterations are requested, ‘Rush’ page premiums will apply, and those alterations will be completed as quickly as possible. Typically within 1-2 hrs.

Out-of-Pocket Expenses and Miscellaneous Charges

In addition to the above fees, Service Provider shall be entitled to receive payment for the following out-of-pocket expenses and miscellaneous charges:

A.     Reimbursement of Expenses. Client shall reimburse Service Provider for its out-of-pocket expenses reasonably incurred in providing Services (upon reasonable request, not to occur too frequently, Service Provider shall provide invoices or other documentation evidencing such expenses), including, but not limited to:

(i)	All freight and other delivery and bonding charges incurred by Service Provider in delivering materials to and from the Client and in delivering all materials to Unitholders;
(ii)	All direct telephone, telephone transmission, and telecopy or other electronic transmission and remote system access expenses incurred by Service Provider in communication with the Client or the Client’s investment adviser or custodian, dealers, or others as required for Service Provider to perform the Services;
(iii)	The cost of obtaining security and issuer information;
(iv)	The cost of CD-ROM, computer disks, microfilm, or microfiche, and storage of records or other materials and data;
(v)	Costs of postage, bank services, couriers, stock computer paper, statements, labels, envelopes, reports, notices, or other form of printed material (including the cost of preparing and printing all printed material) which shall be required by Service Provider for the performance of the services to be provided hereunder, including print production charges incurred;
(vi)	All copy charges;
(vii)	Any expenses Service Provider shall incur at the written direction of the Client or a duly authorized officer of the Client;
(viii)	All systems-related expenses associated with the provision of special reports;
(ix)	NSCC charges and Depository Trust & Clearing Corporation charges
(x)	The cost of tax data services;

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Exhibit A to Services Agreement

(xi)	Regulatory filing fees, industry data source fees, printing (including board book production expenses) and typesetting services, communications, delivery services, reproduction and record storage and retention expenses, and travel related expenses for board/client meetings; and
(xii)	Any additional expenses reasonably incurred by Service Provider in the performance of its duties and obligations under this Agreement.

B.     Miscellaneous Service Fees and Charges. In addition to the amounts set forth in paragraphs (1) and 2(A) above, Service Provider shall be entitled to receive the following amounts from the Client:

(i)	A fee for managing and overseeing the report, print and mail functions performed by Service Provider’s third-party vendors, not to exceed $.04 per page for statements and $.03 per page for confirmations; fees for pre-approved programming in connection with creating or changing the forms of statements, billed at the rate of $150 per hour;
(ii)	System development fees, billed at the rate of $150 per hour, as requested and pre-approved by the Client, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to any of the Schedules hereto;
(iii)	Fees for development of custom interfaces pre-approved by the Client, billed at the rate of $150 per hour;
(iv)	Ad hoc reporting fees pre-approved by the Client, billed at the rate of $150 per hour;
(v)	Expenses associated with the tracking of “as-of trades”, billed at the rate of $50 per hour, as approved by the Client;
(vi)	Charges for the pricing information obtained from third party vendors for use in pricing the securities and other investments of the Fund’s portfolio;
(vii)	Expenses associated with Service Provider’s anti-fraud procedures as it pertains to new account review;
(viii)	The Client’s portion of SAS 70 (or any similar report) expenses, to the extent applicable;
(ix)	Check and payment processing fees; and
(x)	Costs of rating agency services.

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Exhibit A to Services Agreement

Exhibit B

Form of Joinder

JOINDER TO

SUB-ADMINISTRATION SERVICES AGREEMENT

THIS JOINDER (“Joinder”) made as of ____, 201_ (“Effective Date”) to that certain Sub-Administration Services Agreement dated as of [INSERT DATE] (as amended and in effect as of the date hereof, “Agreement”), by and among Citi Fund Services Ohio, Inc. (“Service Provider”),HSBC Global Asset Management (USA) Inc. (each, an “Existing Client” and a “Client”), and [NEW CLIENTS], each party added to the Agreement by this Joinder (each, a “New Client” and also a “Client”). All capitalized terms used but not defined herein shall have the meaning given to them in the Agreement.

WHEREAS, the Service Provider performs certain services for the Existing Clients; and

WHEREAS, the Services Provider and Existing Clients desire to add the New Client to the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.    Addition of the New Client.

As of the Effective Date, the execution and delivery of this Joinder shall constitute the execution and delivery by the New Client of the Agreement, the New Client shall be a party to the Agreement, and any references to “Client” in the Agreement shall be deemed to include the New Client. The terms of the Agreement shall be deemed to apply to the New Client as of the commencement of the Services by the Service Provider with respect to such New Client.

2.    Attachment 1 (Fee Schedule) to Fee Letter.

The following is added to the Fee Schedule–

[INSERT THE RELEVANT FEE INFORMATION FOR THE NEW CLIENT]

3.    The List of Funds to Schedule 1 (Service Schedule).

The following is added to the List of Funds) to Schedule 1 of the Service Agreement

[INSERT THE RELEVANT FUND INFORMATION FOR THE NEW CLIENT, IF ANY]

4.    Representations and Warranties.

Each Party represents and warrants to the other that this Joinder has been duly authorized and, when executed and delivered by it, will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, divestiture, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

5.    Miscellaneous.

(a)	This Joinder supplements and amends the Agreement. The provisions set forth in this Joinder supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Joinder.

(b)	Each reference to the Agreement in the Agreement and in every other agreement, contract or instrument to which the Parties are bound, shall hereafter be construed as a reference to the Agreement as separately amended by this Joinder. Except as provided in this Joinder, the provisions of the Agreement remain in full force and effect. No amendment or modification to this Joinder shall be valid unless made in writing and executed by each Party hereto.

(c)	Paragraph headings in this Joinder are included for convenience only and are not to be used to construe or interpret this Joinder.

(d)	This Joinder may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

*               *               *

IN WITNESS WHEREOF, the Parties hereto have caused this Joinder to be duly executed all as of the day and year first above written.

Citi [____________]	[CLIENT]

By:	By:

Name:	Name:

Title:	Title: